UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant  ☒

Filed by a Party Other Than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CSG SYSTEMS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

MEETING DATE: MAY 20, 2021

DEAR shareholders

Good companies survive crises; great companies thrive in them.

At CSG, we could not be more grateful to and proud of our 4,800 dedicated employees who rose above the challenges of 2020 to move our business forward.

No doubt, 2020 was an unprecedented year. Millions tragically lost their lives and health to COVID-19, countless companies went out of business, societal inequalities were laid bare again for all to confront, and every organization in the world had to re-think how they operate. CSG was not immune to these disruptive forces.

Yet, amidst this turbulence, CSG found a way to rise. We proved, yet again, the resiliency of our platform-based, SaaS business model. We served our customers well, kept our employees safe with more than 88% working from home, and re-solidified what we stand for and why we exist. Purpose and principles continue to guide us.

CSG delivered strong results by staying true to one of our core values — putting our customers’ success at the center of everything we do. The strength of our customer relationships with leading global brands in a wide variety of industry verticals propels us forward and up. Customers in Communications, Cable, Media, Financial Services, Healthcare, Retail, and Government (just to name a few) trust CSG to help them solve their toughest business problems for one simple reason: our people and our innovative platforms deliver.

We also continue to return cash to you, our shareholders, exceeding $57 million dollars in combined cash dividends and share repurchases in 2020. Since 2016, we have returned over $250 million to shareholders, representing close to 50% of free cash flows.

Even more importantly, headwinds notwithstanding, 2020 became the springboard for our future market momentum. CSGers around the globe are tenaciously accelerating our organic and inorganic strategic growth with the humble confidence and discipline that defines who we are.

Turning our sights to 2021 and the decade ahead, we are energized by a mission that began nearly 40 years ago: By channeling the power of all, we make ordinary customer and employee experiences extraordinary. As we turn this mission into reality, CSG is more resolute than ever to turbocharge our growth, diversify our industry vertical revenues and amplify the social impact we make by unleashing the full potential of our people and culture.

Together, we will deliver significant value expansion for all CSG stakeholders by relentlessly driving three key strategic priorities:

1.

Obsessing over the success of our customers as we help them design and digitally-enable exceptional customer and employee experiences: We believe in innovating jointly with customers to redesign and technologically-enable personalized engagements with their consumer and enterprise customers. Because our modular solutions are mission-critical systems at the heart of customers’ businesses, reliability and operational excellence remain high priorities for us. Finally, adding more value than and being easier to do business with than our competitors are important CSG differentiators.

2.

Developing breakthrough technology platforms and solutions that address the market’s most pressing needs: Our product platforms and pre-integrated solutions in revenue management/digital monetization, customer engagement and cloud payments give our customers a cost and marketplace advantage in an increasingly real-time, data-driven, digital world. Speed, agility, and market-responsive innovation combined with excellent operations will continue to distinguish CSG from our competitors.

3.

Winning big in Communications, Cable and Media revenue management, while simultaneously accelerating higher growth revenue diversification in digital engagement and cloud payments: Expanding CSG’s market share in Telecom and Wireless, while growing our Cable/Media leadership is key to outpacing industry growth in the largest market where we compete. Equally important, CSG will accelerate our organic and inorganic growth as we help leading brands in many industry verticals improve and digitize their customer engagement and payment processes. The business synergies and cross-selling benefits that CSG gets from our increasingly higher growth product portfolio and more partner-friendly approach strengthen our market positioning as we help great brands worldwide acquire, monetize, engage, and retain their customers.

As CSG leans into becoming a more diverse, equitable and inclusive company, our commitment to real and lasting impact starts at the top. The CSG Board of Directors continues to add the talent to support our accelerated growth and strategic evolution. With five new Board members since 2016, CSG’s diverse Board now has 27% of Directors who are female and 45% of Directors who are people of color, and the Board spans four generations representing multiple disciplines and industries.

Similarly, the CSG Executive Leadership Team (now comprised of leaders who are 30% female and 20% people of color) is strengthening our inclusive culture as we recruit, retain, and develop the best, most energized, and diverse talent to help us transform the industries we serve. Along with our new Chief Diversity & Social Responsibility Officer, CSG is building a company that reflects the communities where we operate, elevates our people to be the best they can be, makes a more profound social impact, and ensures every single CSG employee’s true authentic self is seen, heard, accepted, valued, celebrated and represented more fully.

In closing this year’s message, I ask that when you think of CSG and what we aspire to be, please remember this: While our solutions are securely in the cloud, our people and the results we deliver to great global brands leave lasting daily footprints on the ground. We put customer success before our own ambitions. We listen while others talk. We step forward when others fall back. We deliver where competitors come up short.

On behalf of the global CSG leadership team, on our watch, CSG will continue to envision, invent, influence, and shape a better, more future-ready world.

I sincerely thank you, our shareholders, for your commitment to the company; our customers for your continued trust, and our talented people for the impact you make. I am honored to lead CSG as together we commit to outperforming on our shared journey of making employees, customers, and shareholders proud and financially rewarded.

Best Regards,

Brian A. Shepherd

President and Chief Executive Officer

CSG Systems International, Inc.

6175 S. Willow Drive, Greenwood Village, Colorado 80111

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

OF CSG SYSTEMS INTERNATIONAL, INC.

Date:	May 20, 2021

Time:	9:00 a.m. Mountain Daylight Time

Virtual Meeting:	This year’s meeting is a virtual shareholders meeting at www.virtualshareholdermeeting.com/CSGS2021

Agenda:	1.	To elect four Class III Directors nominated by our Board of Directors;
	2.	To approve, on an advisory basis, the compensation of our named executive officers;
	3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021; and
	4.	To transact any other business that properly comes before the meeting or any adjournment or postponement of the meeting.

Record Date:

The Board of Directors fixed the close of business on March 25, 2021, as the record date for determining the stockholders who are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting.

During this virtual meeting, you may ask questions and will be able to vote your shares electronically. You may also submit questions in advance of the meeting by visiting www.virtualshareholdermeeting.com/CSGS2021. The Company will respond to as many inquiries at the meeting as time allows.

If you plan to attend the meeting online, you will need the 16-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), on your proxy card or on the instructions that accompany your proxy materials. The 2021 annual meeting will begin promptly at 9:00 a.m. (Mountain Daylight Time). Online check-in will begin at 8:45 a.m. (Mountain Daylight Time), and you should allow ample time for the online check-in procedures. There will be no physical location for stockholders to attend.

By Order of the Board of Directors of CSG Systems International, Inc.

Gregory L. Cannon

Secretary

April 6, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2021: The proxy statement and our Annual Report on Form 10-K are available at www.proxyvote.com.

Proxy Summary

2021 ANNUAL MEETING

This summary highlights information contained in this Proxy Statement. It is intended to assist you in your review of the proposals to be acted upon, and to provide key information about CSG Systems International, Inc. For more complete information on any specific topic, please refer to the Table of Contents on the previous page.

Meeting:	2021 Annual Meeting of Stockholders
Date:	May 20, 2021
Time:	9:00 a.m. Mountain Daylight Time
Virtual Meeting:	www.virtualshareholdermeeting.com/CSGS2021
Record Date:	March 25, 2021

These proxy materials are first being made available to stockholders starting on or about April 6, 2021. See Participate in the Annual Meeting for information on accessing the virtual meeting.
Proposals To Be Voted Upon
Proposal	Board Recommendation	Page
1. To elect four Class III Directors nominated by our Board of Directors	For Each Nominee	16
2. To approve, on an advisory basis, the compensation of our named executive officers	For	51
3. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021	For	52

DIRECTOR NOMINEES
Name	Age	Director Since	Occupation	Independent	Committee Membership
Brian A. Shepherd	53	2021	President and Chief Executive Officer	No	None
Frank V. Sica	70	1994	Partner of Tailwind Capital, director on the boards of Kohl’s Corporation and Safe Bulkers, Inc.	Yes	Compensation
Silvio Tavares	49	2020	President of the Board of Directors and Chief Executive Officer of Digital Commerce Alliance (formerly The CardLinx Association)	Yes	Audit Compensation
Tse Li “Lily” Yang	48	2021	Chief Accounting Officer of Pinterest, Inc.	Yes	Audit

i

COMPANY OVERVIEW AND BUSINESS STRATEGY

We are one of the world’s leading providers of revenue management, customer experience, and payment solutions that enable a growing list of companies around the world to monetize relationships with their customers in an era of rapid change and digital transformation. We leverage more than 35 years of experience to deliver innovative customer engagement solutions that help our customers solve their toughest challenges. Our 4,800-plus diverse, worldwide workforce draws from real-world knowledge and extensive expertise to design and implement business solutions that make our customers’ hardest decisions simpler so that they can focus on delivering differentiated and real-time experiences to their customers.

Our proven solutions are built on a combination of on-premise, public and private cloud platforms, either customized or pre-integrated, as well as managed services models that adapt to fit our customers’ unique business needs and enable the transformative change required to create personalized experiences that drive loyalty and retention.

Our Mission is to channel the power of all to make ordinary customer and employee experiences extraordinary. We believe that by successfully executing on this goal we can grow our revenues and earnings, and thereby create long-term value for our customers, employees, and stockholders. Our strategic focus to accomplish this goal is as follows:

▪	Accelerate Profitable Growth and Industry Vertical Revenue Diversification;
▪	Lead with Technology Innovation;
▪	Deliver an Exceptional Customer Experience; and
▪	Attract and Retain the Best Talent.

2020 Business Highlights

Despite the COVID-19 pandemic, we had a very strong finish to 2020, which proves the health and resilience of our business. We reported profitable operating results with strong cash flows and a solid balance sheet as we continued to execute upon our strategic initiatives. Key highlights of our 2020 performance include the following:

▪

Generated $991 million in revenues, despite the headwinds resulting from the pricing adjustments associated with the five-year extension with Comcast (our largest customer) that were effective at the beginning of 2020, foreign currency movements, and the COVID-19 pandemic;

▪	Delivered cash flows from operations to $173 million, driven by our solid revenues and profitable, recurring business model as well as working capital management;
▪

Maintained our strength in the North American cable and satellite business, by continuing to deepen our relationships with current customers by deploying new solutions that help differentiate the customer experience, and increasing our market share with additional customer wins;

▪	Positioned ourselves as the top challenger brand in the wireless and telecommunications revenue management market with several new large customer wins; and
▪	Grew our sales pipeline to an all-time high, as our global sales team continues to compete and win in the markets, resulting in continued high visibility into our revenue over the next twelve months.

Additionally, we believe our holistic approach to capital allocation, which balances internal investments with shareholder remuneration, will maximize long-term stockholder value. During the year, we:

▪

Drove innovation and technology leadership with $123 million of research and development investments in our revenue management, customer engagement, and payment solutions, enabling a growing list of companies around the world to provide a more personalized customer experience while introducing new digital products and services; and

▪

Returned $57 million to stockholders through a combination of $31 million in quarterly dividend payments and $26 million in repurchase of common stock under a stock repurchase program. Our 2020 dividend increased 6% from the prior year.

GOVERNANCE PRACTICES

Our corporate governance practices are reviewed regularly. We believe they reflect best practices, as highlighted below:

▪	Majority voting for uncontested director elections with plurality voting for contested director elections;
▪	Independent Chair of the Board;
▪	All directors are independent (other than our Chief Executive Officer (“CEO”));
▪	Regular executive sessions of independent directors;
▪	Independent Audit, Compensation, and Nominating and Corporate Governance Committees;
▪	Audit Committee is updated quarterly on accounting, audit, legal, compliance, privacy and cybersecurity matters;
▪	Independent compensation consultant;
▪	Structured annual Board member evaluation process conducted by an independent third-party governance expert;
▪	Board engagement in long-term succession planning and talent management discussions;
▪	Meaningful director and executive share ownership guidelines;
▪	Anti-hedging and anti-pledging policy for all directors and executive officers;
▪	Annual independent director evaluation of the CEO;
▪	Code of Ethics and Business Conduct applicable to directors, officers, and employees;
▪	Regular stockholder engagement to understand stockholders’ views and insights;
▪	Annual advisory approval of named executive officer compensation;
▪	Limitations on consideration given to our named executive officers (to include no excise tax gross-ups) upon the occurrence of a change of control;
▪	Compensation recovery and clawback policy;
▪	Limited perquisites or other benefits; and
▪	No evergreen provisions for equity plans.

COMPENSATION HIGHLIGHTS

Our compensation program is designed to attract and retain highly qualified executives and create incentive compensation opportunities aligned with our strategic goals, long-term stockholder value and evolving competitive and governance practices.

Executive compensation highlights for 2020 include:

▪	Of the votes cast on our 2020 say-on-pay proposal, over 94.9% were in favor of our executive compensation program and policies;
▪

The portion of total target compensation based on the achievement of key financial and operational measures was 60% for our former CEO and, on average, approximately 55% for our other named executive officers (“NEOs”);

We had strong financial performance, finishing at the high-end of our guidance ranges, and as a result our NEOs earned an annual performance bonus payout for the 2020 fiscal year at 88.8% of target; and

▪

Even with the COVID-19 pandemic taking centerstage in 2020, we delivered on two of our three 2019 performance-based long-term incentive (“LTI”) award’s objectives, resulting in our NEOs earning an overall weighted achievement of 132% of the target shares.

PARTICIPATE IN THE ANNUAL MEETING

Due to travel and community gathering restrictions related to the coronavirus pandemic (COVID-19), we are keeping the online format for the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), which will be accessible through the Internet. By hosting the Annual Meeting online, we are able to communicate more effectively with our stockholders, enable increased attendance and participation from locations around the world, reduce costs and increase overall safety for participants.

You can access the virtual Annual Meeting at www.virtualshareholdermeeting.com/CSGS2021. There will be no physical location for stockholders to attend. Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. To vote prior to the Annual Meeting, log on to www.proxyvote.com and enter your 16-digit control number (“Control Number”) included in your Notice of Internet Availability, on your proxy card or on the instructions that accompany your proxy materials.

You are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on March 25, 2021, the record date for the Annual Meeting. If you plan to attend the Annual Meeting online, you will need your Control Number. The Annual Meeting will begin promptly at 9:00 a.m. (Mountain Daylight Time). Online check-in will begin at 8:45 a.m. (Mountain Daylight Time).

The virtual meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the Annual Meeting.

This year’s shareholders question and answer session will include questions submitted in advance of, and those submitted live during, the Annual Meeting. If you are a stockholder and would like to ask a question related to the business of the meeting, you may submit a question in advance of the meeting at www.proxyvote.com after logging in with your Control Number, or you may email that question to john.rea@csgi.com no later than May 13, 2021. Only questions relating to the business of the meeting will be answered at the Annual Meeting. Questions may also be submitted live during the Annual Meeting through www.virtualshareholdermeeting.com/CSGS2021. You may type your question into the “Ask a Question” field and click “Submit.” An audio webcast of the Annual Meeting will be posted online at the “Investor Relations” section of our website at www.csgi.com and will remain available for approximately thirty (30) days) after posting.

QUESTIONS AND ANSWERS ABOUT THE

2021 ANNUAL MEETING AND VOTING

Why am I receiving these materials?

CSG Systems International, Inc. (“we,” “us,” “our,” or the “Company”) will hold its 2021 Annual Meeting of Stockholders on May 20, 2021 (the “Annual Meeting”). These proxy materials explain the items of business that will be brought to a vote at the Annual Meeting.

As a stockholder, you are invited to attend and vote at our Annual Meeting, or at any adjournment or postponement thereof. To ensure your vote is counted, our Board of Directors (the “Board”) is soliciting your proxy to vote on your behalf.

What information is contained in this proxy statement?

This proxy statement explains the proposals to be voted on at the Annual Meeting, describes the voting process, and provides information about corporate governance, our Board, and the compensation of our directors and certain executive officers.

How do I get electronic access to the proxy materials?

You may view our proxy materials at www.proxyvote.com.

What items of business will be voted on at the Annual Meeting and what is the Board’s recommendation with respect to these items?

Three proposals are scheduled to be voted on at the Annual Meeting:

Proposal	Board Recommendation
Proposal 1—To elect four Class III Directors nominated by our Board	FOR each nominee
Proposal 2—To approve, on an advisory basis, the compensation of our named executive officers	FOR
Proposal 3—To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021	FOR

Each of these proposals is discussed in this proxy statement. We also will transact any other business that properly comes before the Annual Meeting.

What shares can I vote?

You are entitled to one vote for each share of our common stock that you owned as of the close of business on March 25, 2021 (the “record date”). You also can vote all shares for which you hold a valid proxy. At the close of business on the record date, there were 32,966,560 shares of our common stock outstanding and entitled to notice of, and to vote at, the Annual Meeting.

May I attend the Annual Meeting?

You may attend the Annual Meeting only if you were a stockholder of the Company as of the record date or you hold a valid proxy for the Annual Meeting. You can vote your shares prior to the Annual Meeting even if you do not attend the Annual Meeting, and we encourage you to do so. To vote your shares or attend the virtual Annual Meeting, you will need the 16-digit control number included in your Notice of Internet Availability, on your proxy card or on the instructions that accompany your proxy materials.

May I vote my shares at the Annual Meeting?

If you are a stockholder of record—meaning you hold our common stock in your name with our transfer agent (Computershare Trust Company, N.A.)—you may vote those shares online at the Annual Meeting. If you are a beneficial owner—meaning that a broker, bank, trustee, or other nominee holds your common stock in “street name”—you can vote online at the Annual Meeting only if you obtain a valid proxy from the record holder giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

May I vote my shares without attending the Annual Meeting?

You may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you will receive a Notice of Internet Availability, which explains how to access the proxy materials online, contains a listing of matters to be considered at the Annual Meeting, and describes how shares can be voted by telephone, online, or by completing and returning a proxy card. If you hold shares beneficially in “street name”, your broker, bank, trustee, or other nominee should provide you a means to instruct how your shares should be voted.

May I change or revoke my vote?

You may change or revoke your vote at any time before we take the vote at the Annual Meeting.

If you are a stockholder of record, there are three ways to change or revoke your vote before the conclusion of voting at the Annual Meeting: (1) deliver a new proxy bearing a later date (which automatically revokes your earlier proxy) by mail, telephone, or over the Internet; (2) provide a written notice of revocation to our Secretary at our principal offices listed on the first page of this proxy statement; or (3) vote online during the Annual Meeting. If you attend the Annual Meeting but do not specifically revoke your previously granted proxy pursuant to these procedures, your proxy will remain in effect.

If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or other nominee. Alternatively, if you have obtained a valid proxy from your broker, bank, trustee, or other nominee giving you the right to vote your shares, you can vote online during the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

We can transact business at the Annual Meeting if a majority of the issued and outstanding shares of common stock entitled to vote are present in person, or by remote communication, or represented by proxy at the Annual Meeting. Abstentions are counted for the purpose of determining whether there is a quorum.

“Broker non-votes” are counted for the purpose of determining whether there is a quorum as long as the bank, broker, or nominee uses its “discretionary authority” to vote on Proposal 3, Auditor Ratification. A broker non-vote occurs when a broker, bank, trustee, or other nominee returns a proxy card, but does not vote on one or more matters because such broker, bank, trustee, or other nominee does not have the authority to do so without instructions from the beneficial owner. Broker non-votes and discretionary authority are further described below.

What is the voting requirement to approve each of the proposals?

For Proposal 1, Election of Directors, each nominee who receives a majority of the votes cast for his or her election will be elected as a director. A majority of votes cast means that the number of votes cast FOR a director’s election exceeds the number of votes cast AGAINST that director’s election. Cumulative voting is not permitted. Each of Proposals 2 and 3 will be approved if the proposal receives the affirmative vote FOR the proposal by a majority of the shares present in person, or by remote communication, or represented by proxy and entitled to vote at the Annual Meeting.

Abstentions and broker non-votes are not considered votes cast on Proposal 1, Election of Directors, and will not affect the outcome of the election of directors. With respect to Proposals 2 and 3, abstentions will have the same effect as AGAINST votes and broker non-votes will have no effect on the outcome of these proposals. With respect to the election of directors, in the event a director does not receive a majority of the votes cast FOR his or her election, that director will be required to submit his or her resignation to the Board, with a presumption that the resignation will be accepted, unless the Board determines that there is a compelling reason for the director to remain on the Board.

Although the advisory vote to approve the compensation of our NEOs is non-binding, our Board and the Compensation Committee will review the results of the votes and will consider the results in making future decisions on executive compensation.

How are votes counted?

Votes cast in person, or by remote communication, or by proxy will be tabulated by the inspector of elections appointed for the Annual Meeting. If you provide specific instructions on your proxy card, your shares will be voted as you instruct. If you do not give specific instructions on your signed proxy card, your shares will be voted as recommended by the Board as follows:

▪	FOR the election of each of the four Class III Directors nominated by our Board and named in this proxy statement;
▪	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and
▪	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021.

What happens if additional matters are presented at the Annual Meeting?

We are not aware of any business to be acted upon at the Annual Meeting other than the three proposals described in this proxy statement. If you grant a proxy, the individuals named as proxy holders, Kenneth M. Kennedy and Gregory L. Cannon, and each or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason a nominee is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate or candidates as the Board may nominate.

Who will bear the cost of soliciting votes for the Annual Meeting?

We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials, and soliciting votes. If you choose to access the proxy materials or vote over the Internet, including by attending the Annual Meeting online, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. Our directors, executives, and regular employees, without additional remuneration, and their appointed agents, may solicit proxies or votes in person, by telephone, or by electronic communication. We will request banks, brokers, and other fiduciaries to forward proxy materials to the owners of stock held in their names and will reimburse their reasonable out-of-pocket expenses incurred in connection with that distribution. We have also retained Innisfree M&A Incorporated to assist in the solicitation of proxies and related services for an estimated fee of $15,000, plus reimbursement of reasonable expenses.

Where can I find the voting results of the Annual Meeting?

We will announce voting results of the Annual Meeting in a Current Report on Form 8-K filed with the SEC no later than four business days after the Annual Meeting.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Overview

We are committed to maintaining sound corporate governance practices. The Board has formalized several policies, procedures, and standards of corporate governance, including our Corporate Governance Guidelines, some of which are further described in this section. We continue to monitor best practices and legal and regulatory developments with a view to further revising our governance policies and procedures, as appropriate.

Directors

The Board currently consists of twelve directors: David G. Barnes, Ronald H. Cooper, Marwan H. Fawaz, Dr. Rajan Naik, Janice I. Obuchowski, Donald B. Reed, Brian A. Shepherd, Frank V. Sica, Haiyan Song, Silvio Tavares, Tse Li “Lily” Yang and James A. Unruh. See Proposal 1, Election of Directors, for more information regarding our directors. To further our Board refreshment goals, Mr. Unruh was not re-nominated for election to the Board and his term will end at the Annual Meeting. Following the Annual Meeting, the Board will consist of eleven directors.

Director Independence

The Board has determined that each Board member, except Mr. Shepherd, our President and CEO, is an “independent director” as defined in the applicable rules of The Nasdaq Stock Market, Inc. (“Nasdaq”) and applicable SEC rules and regulations. We believe that having a Board made up predominantly of independent, experienced directors with independent oversight by a non-executive Chair (as further described in this section) is in the best interests of our Company and our stockholders.

In addition, our Board believes a balance of director diversity and tenure is a strategic asset to our Company. The range of our Board’s tenure encompasses directors who have historical institutional knowledge of our company and the competitive environment, complemented by newer directors with varied backgrounds and skills. Over the past few years, our Board has made a concerted effort to refresh their composition by bringing on new directors that combine experience and continuity with new perspectives. It is of critical importance to our Company to recruit and nominate directors who help achieve the goal of a well-rounded, diverse Board that functions respectfully as a unit. For our directors whose terms of office will continue after the Annual Meeting, the following charts represent director independence, tenure and diversity.

DIRECTOR INDEPENDENCE	TENURE

Corporate Governance Practices and Documents

The Board encourages you to visit our corporate governance page on our website at http://ir.csgi.com/documents.cfm, which provides information about our corporate governance practices and includes the following documents:

▪	Board Committee charters;
▪	Code of Ethics and Business Conduct;
▪	Corporate Governance Guidelines; and
▪	Share Ownership Guidelines.

Information contained on, or accessible through, our website is not part of, or incorporated by reference in, this proxy statement.

Majority Voting

We use a majority voting standard in the election of directors. Thus, in any “uncontested election” of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), each nominee to the Board will be elected by the vote of a “majority of the votes cast,” meaning that the number of votes cast FOR a director’s election must exceed the number of votes cast AGAINST that director’s election. The election of directors at the Annual Meeting is an uncontested election. Abstentions and broker non-votes will not count as votes cast for purposes of this proposal.

If any incumbent director does not receive a majority of votes cast in favor of his or her re-election to the Board, that director will be required to submit his or her resignation to the full Board, with a presumption that the resignation will be accepted unless the Board determines that there is a compelling reason for the director to remain on the Board. In the case of a contested election, directors will be elected by a plurality vote, meaning that the nominees who receive the greatest number of votes cast FOR their election will be elected.

Communications with the Board

We invite stockholders or any other interested party to send written communications to the Board or to individual Board members. Please send your letter in care of the Secretary of the Company at the address of our principal offices as shown on the first page of this proxy statement or directly via email to john.rea@csgi.com. If a letter relates to publicly available information about the Company or our stock, the Secretary will respond to the writer directly. If a letter is primarily commercial in nature or, at the discretion of the Secretary, relates to an improper or irrelevant topic, the Secretary will make a record of it, but will not transmit the communication to the Board. Any letter that relates to accounting, internal accounting controls, or auditing matters will be forwarded to the Chair of the Audit Committee. All other letters will be forwarded to the entire Board or to the individual Board member(s) to whom they are addressed.

Director Attendance at Board Meetings

During 2020, the Board held nine meetings. All directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the committees on which they served during 2020. In addition, during 2020 the Board held eight executive sessions during which only independent directors were present. The Board expects to continue to conduct executive sessions limited to non-employee directors at least twice a year and our non-employee directors may schedule additional executive sessions at their discretion.

Annual Meeting Attendance

Historically, very few stockholders have attended our annual meetings; almost all stockholders who vote do so by proxy. Accordingly, directors are not required to attend our annual meetings. We expect, but do not require, employee director(s) to attend if their schedules permit, and non-employee directors are welcome to attend if they wish. All of our nominated directors and continuing directors attended our 2020 Annual Meeting. The Board scheduled our 2020 Annual Meeting to coincide with a regular quarterly meeting of the Board so that all members present at the quarterly meeting of the Board could attend the Annual Meeting as well, and we are proceeding on the same basis for the 2021 Annual Meeting.

Board Committees

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
David G. Barnes
Ronald H. Cooper
Marwan H. Fawaz
Dr. Rajan Naik
Janice I. Obuchowski
Donald B. Reed
Brian A. Shepherd
Frank V. Sica
Haiyan Song
Silvio Tavares
James A. Unruh (1)
Tse Li “Lily” Yang

	Chair	Member	Financial Expert

(1)

Due to Board refreshment activity, Mr. Unruh was not re-nominated for election to the Board, but he remains on the Compensation Committee and Nominating and Corporate Governance Committee through the Annual Meeting.

Audit Committee

The Audit Committee’s primary purposes are to oversee our accounting and financial reporting processes, the audits of our financial statements, and our risk and compliance management programs, including cybersecurity.

As required by the Audit Committee charter (located at http://ir.csgi.com/documents.cfm), all members of the Audit Committee satisfy all Nasdaq and SEC requirements applicable to audit committee members and are “independent” as defined by the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by Nasdaq. The Board has determined that Mr. Barnes, Mr. Cooper, Mr. Reed, Mr. Tavares, and Ms. Yang are “audit committee financial experts” as defined by applicable SEC rules. The Audit Committee held four meetings during 2020.

Compensation Committee

The Compensation Committee’s primary purposes are to review and recommend senior management compensation and benefit policies, evaluate the performance of our executive officers, and review and recommend the compensation of our executive officers. In addition, the Compensation Committee has independent authority to administer and grant equity awards under our equity plans and annual performance bonuses for executive officers. The Compensation Committee also is responsible for ongoing oversight and evaluation of our compensation policies and practices for employees generally as they relate to risk management. The Compensation Committee may delegate any of its responsibilities to a subcommittee or the Chair of the Compensation Committee. The Compensation Committee may also delegate to one or more of our officers the authority to grant awards to non-executive officers and employees of our Company under our equity compensation plans. In 2020, the Compensation Committee delegated to the CEO the authority to grant equity awards to non-executive officers and other employees.

As required by the Compensation Committee charter (located at http://ir.csgi.com/documents.cfm), all members of the Compensation Committee are “independent” as defined by the rules promulgated by the SEC under the Exchange Act, and by Nasdaq, applicable to compensation committee members. The Compensation Committee held five meetings during 2020.

Determining Executive Officer Compensation and Use of Independent Compensation Consultant. To assist the Compensation Committee with its responsibilities, the Compensation Committee retains an independent compensation consultant, consults with our CEO (other than with respect to compensation decisions for the CEO) and our Chief People and Places Officer, and draws upon the extensive business experience of its members. The Compensation Committee directs the independent compensation consultant to prepare a comprehensive formal assessment of the competitiveness of our executive officer compensation program, including a comparison of the principal components of our program (base salaries, performance bonuses, and equity awards) with those of a peer group of other public companies. The Compensation Committee considers this assessment and other data provided by the independent compensation consultant in arriving at its decisions or recommendations to the Board with respect to base salaries, performance bonuses, and long-term incentives for our executive officers. For additional information about our executive compensation program, processes, and procedures, see Compensation Discussion and Analysis.

The Compensation Committee periodically evaluates the qualifications of its independent compensation consultant. For 2020, the Compensation Committee engaged Exequity as its independent compensation consultant. During 2020, Exequity provided executive compensation guidance to the Compensation Committee and did not provide any other services to the Company. During 2020, the Compensation Committee requested information from Exequity, our executives, and our Board members in order to assess the independence of Exequity as the Committee’s compensation consultant and to determine whether Exequity’s work raised any conflict of interest. Based on the information provided, the Compensation Committee determined that Exequity was independent and that the work of Exequity did not raise a conflict of interest.

Determining Non-Employee Director Equity Awards. In making equity awards to our non-employee directors, the Compensation Committee considers relevant information provided by the independent compensation consultant and the recommendations of our Nominating and Corporate Governance Committee and the Board.

Risks Related to Compensation Policies and Practices for All Employees. The Compensation Committee does not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. A number of the factors considered by the Compensation Committee when it develops executive compensation recommendations have the effect of mitigating risk. Additionally, executive officers and certain members of senior management regularly review our employee compensation policies and practices, including the elements of our compensation programs, to determine whether any element or program design encourages excessive risk taking. For additional information about the factors the Board and senior management consider that reduces the likelihood of excessive risk taking, see Risk and Compliance Oversight and Compensation Discussion and Analysis.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s primary purposes are to: (1) identify individuals qualified to become Board members; (2) recommend to the Board nominees for election as directors and directors for appointment to Board committees; (3) evaluate the Board’s performance, in conjunction with the formal and structured annual Board evaluation process conducted by an independent third-party governance expert; (4) review and recommend the compensation of our directors; and (5) develop and recommend for Board approval our Corporate Governance Guidelines and Code of Ethics and Business Conduct.

The Nominating and Corporate Governance Committee charter (located at http://ir.csgi.com/documents.cfm) requires that a majority of the members be “independent” directors. All members of the Nominating and Corporate Governance Committee are “independent” as defined by the SEC Nasdaq rules and regulations. The Nominating and Corporate Governance Committee held five meetings during 2020.

What We Look for in Director Nominees. In recommending nominees for election as directors, the Nominating and Corporate Governance Committee reviews the present composition of the Board to determine the qualities, skills, and areas of expertise needed to enable the Board and its committees to properly discharge their responsibilities. When there is a need, the Nominating and Corporate Governance Committee utilizes the services of executive search firms with well-established board practices to assist in the identification and recruitment of qualified director nominees. This process supports our objective of recruiting highly qualified and diverse candidates that meet our specific criteria for skills, professional and governance experience, diversity, and the personal attributes we are seeking, as discussed in more detail below. When identifying and assessing a candidate’s qualifications, the Nominating and Corporate Governance Committee considers, among other things: (1) the candidate’s background, reputation, independence, experience, skills, and judgment; (2) the candidate’s ability and willingness to devote the required amount of time to serve as a Board member and as a member of one or more Board committees; (3) the candidate’s other business and professional commitments and potential conflicts of interest; and (4) the number and type of other boards on which the candidate serves.

Although we do not currently have a written policy on diversity, the current practices of the Nominating and Corporate Governance Committee value and leverage the diversity of the Board’s membership when searching for and nominating directors. We define “diversity” in its broadest sense and believe it encompasses many attributes, including but not limited to background, experience, skills, substantive expertise, age, gender, ethnicity, geography, and education. Our Board is particularly interested in maintaining a group of individuals that represents our customers and with experience in operations, finance, accounting, marketing, human resources, sales, and domestic and international business, particularly in the technology and communication service provider and related industries. We also consider whether nominees are active or retired executive officers of public or private companies and whether they have ever served on the board of a public company.

Our Board members should display the personal attributes necessary to be effective directors: integrity, sound judgment, independence, ability to operate collaboratively, and a fiduciary commitment to the Company and our stockholders. We believe the current members of our Board have a diverse set of business and personal experiences, backgrounds, and expertise, and that they all share the personal attributes described above.

The Board engages a third-party search firm, Heidrick & Struggles, in its search for new director candidates. As part of its engagement, Heidrick & Struggles identified Mr. Silvio Tavares and Ms. Tse Li “Lily” Yang as nominees for director, and in May 2020 and February 2021 the Board appointed Mr. Tavares and Ms. Yang, respectively, as new directors. Mr. Tavares and Ms. Yang are the fourth and fifth new independent Board members to join our Board in the past five years. We believe the appointment of these new Board members shows our ongoing emphasis on good corporate governance, as we continue to refresh the talent, skills, diversity and experience that are represented by the members of our Board. Mr. Tavares is an experienced CEO and recognized industry leader with deep experience in the technology, payments, digital commerce and fin-tech industries. He has a proven track record of executive leadership at public and private companies including Visa and First Data. He currently serves as President of the Board of Directors and CEO of Digital Commerce Alliance (formerly The CardLinx Association). He has previously served as a public company Audit Committee chairman and designated financial expert. Ms. Yang has a strong financial and accounting background with leadership experience in regulatory compliance, investment management, mergers and acquisitions (“M&A”), credit and business risk across the technology, healthcare and other high growth industries. She currently serves as the Chief Accounting Officer of Pinterest, Inc.

Stockholder Recommended Director Candidates. The Nominating and Corporate Governance Committee will consider qualified nominees recommended by our stockholders for election as directors in the same manner that the Nominating and Corporate Governance Committee considers other director candidates. A stockholder who wishes to recommend a nominee for the Board should submit the recommendation in writing to the Secretary of the Company indicating the proposed nominee’s qualifications and other relevant biographical information and providing written confirmation that the proposed nominee consents to serve as a director if nominated and elected. See Stockholder Proposals for additional requirements and information. Our Secretary will forward qualifying recommendations from stockholders to the Chair of the Nominating and Corporate Governance Committee for further review and consideration. Our bylaws provide that stockholder nominations for election to the Board are subject to certain advance notice and informational requirements. Stockholders may obtain a copy of the relevant bylaw provisions from our Secretary at CSG Systems International, Inc., 6175 S. Willow Drive, Greenwood Village, Colorado, 80111.

Annual Board Evaluation Process

The Board is committed to a rigorous annual self-evaluation process. The Chair of the Nominating and Corporate Governance Committee coordinates an annual evaluation process, conducted by an independent, third-party consultant, Spencer Stuart. For 2020, the consultant surveyed the full Board and select management team members to evaluate the Board's and the Board committees' performance and procedures to determine whether they were functioning effectively, and the consultant collected and provided peer-to-peer feedback on the performance and contributions of each individual Board member. The results of the annual evaluation were reviewed by the Nominating and Corporate Governance Committee and provided to the full Board for their consideration. Regular annual Board evaluations will continue to include a Board survey process, with additional emphasis on the Board’s nominees for election at the then upcoming Annual Meeting.

Risk and Compliance Oversight

The Board is responsible for oversight of our risks, including establishment of our risk appetite and overseeing our risk management framework. The Board recognizes the importance of effective risk oversight to the success of our strategy and to the fulfillment of its fiduciary duties to the Company and our stockholders. The Board believes taking well-considered risks is a critical component of innovation and effective leadership. The Board also recognizes that imprudently accepting risk or failing to appropriately identify and mitigate risks could negatively impact our business and stockholder value. The Board therefore seeks to foster a risk-aware culture demonstrated through an established risk appetite framework while encouraging thoughtful risk taking in pursuit of the Company’s strategic initiatives.

The Board exercises its risk oversight primarily through management, an Executive Business Risk Committee and the Audit Committee. To administer our overall risk and compliance management program, we established an Executive Business Risk Committee comprised of our executive officers, chaired by our Chief Financial Officer (“CFO”), and coordinated by our Internal Audit and Risk Management department. The VP of Internal Audit and Risk Management reports directly to the Chair of the Audit Committee and prepares a quarterly report for the Audit Committee summarizing material existing and emerging business risks, along with a summary of existing or proposed risk mitigation efforts.

We also maintain a formal risk assessment and risk mitigation program that is administered by our CFO. Our executive officers, in conjunction with members of our Internal Audit and Risk Management department, review this program periodically throughout the year. This program is intended to: (1) identify those risks that are most likely to affect our business; (2) assign an executive to be responsible for monitoring and mitigating those risks; and (3) provide a formal mechanism for the assigned executive to report back periodically on the adequacy and effect of mitigation efforts. The Audit Committee and the Board review the results of this program at each regularly scheduled meeting. In addition, our Chief Compliance Officer has a reporting relationship to the Audit Committee and provides a quarterly report to the Committee on compliance risks, issues, and activities. Our Chief Information Officer provides a quarterly report to the Audit Committee on our information security governance program, and related risks, issues and activities. Our Compensation Committee and Nominating and Corporate Governance Committee also monitor risks in their respective areas of responsibility, and keep the Board informed of any specific risks through regular reports to the Board.

The Board believes our current leadership structure facilitates its oversight of risk by combining independent leadership through the Board and the Audit Committee, along with an experienced Executive Business Risk Committee with intimate knowledge of our business, industry, and challenges.

Risk Management Structure and Responsibilities

The following chart outlines our risk management structure and responsibilities:

Information Security Governance Program

The following chart outlines our information security governance program structure and controls:

Human Capital Management

Talent Acquisition Our success and competitive differentiation depend on hiring and developing the right people. Our strategy focuses on attracting the best talent and then continually working to develop, engage and retain them by recognizing and rewarding their performance, as well as driving professional growth through learning opportunities. We make ongoing efforts to remain an employer of choice within our markets and peer groups, while continuing to build support for the diverse capabilities and skill sets our employees will need in the future.

Simultaneously, we maintain a robust pipeline of talent throughout the organization. In addition to offering talent roles in other areas to provide growth opportunities, we work diligently to attract world-class and diverse talent from a wide range of sources, reflective of the communities and industries we serve, to meet the current and future demands of our business. We nurture existing relationships and constantly seek out new ones in order to proactively draw talent to our company, such as our association with over 200 universities, relationships with external branding and networking partners, and other professional associations and industry groups.

Talent Retention and Professional Development We understand that our talent is one of our differentiators. Our commitment to continuously developing our internal pipeline centers around two priorities. The first is upskilling all employees to future-proof their careers and to keep pace with our strategy and the rapidly changing business environment. We have invested in a best-in-class learning experience platform which provides all employees with real-time, on-demand learning linked to the most critical skills needed to succeed in their current roles and to prepare them for their future aspirations. We continually re-evaluate the content for its relevance to our employees and our business strategy.

Our second priority is developing our leaders, as we understand they are the linchpin to ensuring an energized culture with an engaged and motivated workforce. We provide targeted development programs to address the unique challenges leaders face at different levels within the company. This includes a month-long program for all front-line leaders to provide them with a solid foundation in the fundamentals of managing other people. At the mid-level, we are rolling out a three-month development program to accelerate leadership capabilities for our top talent. At the more senior levels, we address development needs of our leaders with an individualized approach of assessments and executive coaching, as needed.

Diversity and Community The Company is committed to building and fostering a diverse, supportive and inclusive work environment where individuality is valued, and our people can flourish. We believe our workforce should reflect the world in which we live and that we are stronger because of our differences. By embracing various backgrounds, attributes, experiences and perspectives, we will help our employees, customers and communities thrive while, together, we work toward making social equality a reality.

In December 2020, we hired our first Chief Diversity & Social Responsibility Officer who, in collaboration with the Executive Leadership Team and Human Resources, will guide our shared vision, identify priorities, and create strategies to transform us into an even more equitable and inclusive culture. The four focus areas guiding this work are as follows:

▪	Governance
▪	Culture
▪	People
▪	External & Social Impact

The Company is committed to giving back to the communities where we live and work. At various times throughout the year, we support our employees in volunteering their time and talents to serve others. In 2021, we are restructuring our Volunteer Policy and adopting two corporate days of service. Additionally, we are building a social impact strategy focused on innovative and sustainable impacts including protecting the environment and bridging the digital divide.

Environment, Health and Safety Environment, Health and Safety (“EHS”) is an umbrella term for the laws, rules, guidance, and processes designed to help protect employees, the public and the environment from harm. Our global EHS programs, headed up by our EHS Director, strive to provide all employees with not only a safe and healthy work environment but also with guidance and training regarding EHS issues. The Company’s Health and Safety Policy statement is signed annually by our CEO and states the Company will comply with all local/regional Health and Safety legislation, requirements, and approved codes of practice. It is the duty of each employee to take reasonable care of their own and other people’s welfare and to report any situation which may pose a threat to the wellbeing of any person or the Company in general. The Company recognizes the need to ensure that all employees adhere to this health and safety policy and will be prepared to invoke the disciplinary procedures as necessary where an individual deliberately disregards its requirements.

Throughout the COVID-19 crisis, we have remained focused on protecting the health and safety of our employees, while meeting the needs of our customers. During the early stages of the COVID-19 pandemic, we formed a COVID-19 Steering Team that has been leading and coordinating our overall response. These efforts have included moving a large percentage of our workforce to a remote working environment and significantly reducing travel. For those locations that remain open, we require daily temperature checks and self-assessments. Additionally, we have reconfigured our office spaces to ensure proper social distancing, distributed personal protective equipment, and secured additional cleaning services and supplies. We are also continuing to provide work from home options to those employees who are able to conduct business remotely through December 31, 2021, or such later date as conditions warrant.

The Company has a solid environmental compliance record. We recognize that we have a responsibility to the environment beyond legal and regulatory requirements, and we continue to mature our program in this area. We are committed to reducing our environmental impact and continually improving our environmental performance as an integral part of our business strategy and operating methods, with regular review points. Our environmental goals include continuing to seek opportunities to reduce our consumption of natural resources through improved processes and upgrades, reduce the amount of non-hazardous materials sent to landfills by increasing the amount of materials and products that are donated and through increased recycling opportunities, and maintaining an environmentally aware work force and corporate function.

Board Leadership Structure

The Board does not have a policy regarding separation of the roles of CEO and Chair of the Board. The Board believes it is in the best interests of the Company to make that determination based on current circumstances. The Board has determined that an independent director serving as Chair is in our best interests at this time. Since 2010, Mr. Reed has served as Chair of the Board, and in February 2021, the Board appointed Mr. Cooper as Vice-Chair of the Board. Our Board believes this structure ensures a greater role for independent directors in the active oversight of our business, including risk management oversight, and in setting agendas and establishing Board priorities and procedures. This structure also allows our CEO to focus to a greater extent on the management of our day-to-day operations.

In the future, if the Board believes it would be in the best interests of the Company and our stockholders, the Board may decide that one person should serve as both CEO and Chair of the Board.

Code of Ethics and Business Conduct

Our Board has adopted a Code of Ethics and Business Conduct applicable to all directors, officers, and employees of the Company. Our Code of Ethics and Business Conduct and Corporate Governance Guidelines are available on our website on the Investor Relations page, under Governance Documents (located at http://ir.csgi.com/documents.cfm). We will disclose on our website any amendments to our Code of Ethics and Business Conduct, or any waiver of a provision of our Code of Ethics and Business Conduct that is required to be disclosed under applicable rules of the SEC.

Other Board Information

There are no family relationships between any of our directors or executive officers. There are no arrangements between any director, nominee, or executive officer of the Company and any other person pursuant to which such director, nominee, or executive officer was selected for such position. There are no material legal proceedings pending where any of our directors, officers, affiliates of the Company, or stockholders of more than 5% of our stock (or any associates of any of the foregoing) is a party adverse to the Company.

COMPENSATION OF DIRECTORS

After consultation with the Compensation Committee's independent compensation consultant, including an analysis of peer and market practices, the Board sets the director compensation program to be in line with similar companies in our industry. Periodically, our Board of Directors reviews the competitiveness of our compensation program for non-employee directors. Based on such analysis, supported by the Compensation Committee’s independent compensation consultant, the Nominating and Corporate Governance Committee decided not to change the director compensation program in 2020. Our non-employee director compensation program consists of the following:

Cash Compensation (1)
Annual retainer for non-employee director service (2)	$75,000
Additional annual retainer for Chair of the Board	$50,000
Additional annual retainer for committee member service (3)	$7,500
Additional annual retainer for committee Chair service
Audit Committee	$16,000
Compensation Committee	$16,000
Nominating and Corporate Governance Committee	$10,000
Equity Compensation (4)
Annual equity	$175,000

(1)	Cash retainers are paid in advance in quarterly installments, subject to such non-employee director's continued service on the Board.
(2)

A director who is an officer or employee of the Company does not receive additional compensation for serving as a director or committee member. Mr. Shepherd is the only current officer or employee of the Company who serves as a director, and he does not currently serve on any Board committee.

(3)	Each non-employee director who serves as a committee member is entitled to only one Member retainer irrespective of the number of Committees on which such non-employee director serves.
(4)

Each non-employee director receives an annual equity grant in the form of restricted stock awards as determined by the Compensation Committee, which vests one year from the grant date. Numbers of shares awarded are calculated by dividing the annual equity grant amount by the twenty-day trailing average of our common stock closing share price on Nasdaq (“CSGS 20-day Trailing Average”), calculated through the date of the grant.

2020 Director Compensation

The following table contains information about the compensation of our non-employee directors for 2020. A director who is an officer or employee of the Company does not receive additional compensation for serving as a director or committee member. Mr. Shepherd is the only current officer or employee of the Company who serves as a director. All amounts have been rounded to the nearest dollar and pro-rated for actual time of service on the Board or committees.

Name	Fees Earned	Stock Awards (1)(2)	Total
David G. Barnes	$98,500	$160,276	$258,776
Ronald H. Cooper	$98,500	$160,276	$258,776
Marwan H. Fawaz	$92,500	$160,276	$252,776
Dr. Rajan Naik	$82,500	$160,276	$242,776
Janice I. Obuchowski	$82,500	$160,276	$242,776
Donald B. Reed	$132,500	$160,276	$292,776
Frank V. Sica	$82,500	$160,276	$242,776
Donald V. Smith (3)	$41,250	$160,276	$201,526
Haiyan Song	$82,500	$160,276	$242,776
Silvio Tavares (4)	$60,000	$160,276	$220,276
James A. Unruh	$82,500	$160,276	$242,776

(1)

This column reflects the aggregate grant date fair value of restricted stock awards granted during the year computed in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718. The value reported excludes the impact of estimated forfeitures, if any.

(2)	The aggregate number of restricted stock awards that had not vested as of December 31, 2020, was 4,096 shares for each non-employee director.
(3)	Mr. Smith retired from the Board on May 21, 2020.
(4)	Mr. Tavares was appointed to the Board on May 18, 2020 and to the Audit Committee mid-year.

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board is divided into three classes presently consisting of three Class I Directors, four Class II Directors, and five Class III Directors. Class I consists of Ronald H. Cooper, Janice I. Obuchowski, and Donald B. Reed, whose terms will expire at the 2022 annual meeting of stockholders. Class II consists of David G. Barnes, Marwan H. Fawaz, Dr. Rajan Naik, and Haiyan Song, whose terms will expire at the 2023 annual meeting of stockholders. Class III consists of Brian A. Shepherd, Frank V. Sica, Silvio Tavares, James A. Unruh, and Tse Li “Lily” Yang whose terms will expire at the Annual Meeting.

The Board, upon recommendation by the Nominating and Corporate Governance Committee, has nominated Mr. Shepherd, Mr. Sica, Mr. Tavares and Ms. Yang to be elected as Class III Directors at the Annual Meeting. In the interests of Board refreshment, Mr. Unruh was not re-nominated for election to the Board and his term will end at the Annual Meeting. Accordingly, after the Annual Meeting, the number of Class III Directors will be reduced to four. Unless the proxy is marked otherwise, the person acting under the accompanying proxy will vote to elect Mr. Shepherd, Mr. Sica, Mr. Tavares and Ms. Yang as the Class III Directors to serve until the 2024 annual meeting of stockholders. If a nominee is unable to serve, then the person acting under the proxy may vote the proxy for the election of a substitute nominee. The Company presently expects that all four nominees will be able to serve, and each of the director nominees has consented to serve as directors on the Board.

The following chart outlines the areas of expertise that each continuing director on the Board possesses. In addition, we have provided a brief summary of those skills with each director’s biographical information.

BOARD OF DIRECTORS Skills & Experience

Name	Accounting / Financial Management	Corporate Governance	Cyber- security	Executive Leadership	Global Business	Human Capital Management	Marketing / Sales	Mergers / Acquisitions	Strategy	Technology / Innovation
David G. Barnes	✓	✓		✓	✓			✓	✓	✓
Ronald H. Cooper	✓	✓		✓	✓	✓	✓	✓	✓
Marwan H. Fawaz	✓	✓	✓	✓	✓			✓	✓	✓
Dr. Rajan Naik		✓	✓	✓				✓	✓	✓
Janice I. Obuchowski		✓	✓	✓	✓	✓		✓	✓	✓
Donald B. Reed	✓	✓		✓	✓	✓	✓	✓	✓	✓
Brian A. Shepherd		✓		✓	✓		✓	✓	✓	✓
Frank V. Sica	✓	✓	✓	✓	✓			✓	✓	✓
Haiyan Song	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Silvio Tavares	✓	✓		✓	✓	✓	✓	✓	✓	✓
Tse Li “Lily” Yang	✓	✓	✓	✓	✓	✓		✓	✓	✓

The Board Recommends a Vote FOR the Election of Each of the Four Nominees for Class III Director.

The following information relates to the Board’s nominees for election at the Annual Meeting and to the other directors of the Company whose terms of office will continue after the Annual Meeting:

Nominees for Class III Directors – Term to Expire in 2021:

BRIAN A. SHEPHERD

Mr. Shepherd was appointed President and CEO of CSG and a member of our Board in January 2021. He joined the Company in 2016 and before becoming CEO, he was Executive Vice President and Group President of CSG, where he led the profit and loss organization for the entire global organization. He also served as Executive Vice President and President of Global Broadband, Cable and Satellite Business from 2016 to 2017, where he focused on accelerating the growth and strategic direction of CSG’s global broadband, cable and direct broadcast satellite business. Mr. Shepherd received an M.B.A. from Harvard Business School and graduated magna cum laude from Wabash College with a B.A. in Economics.

SKILLS & QUALIFICATONS

Industry & Innovation:  With 20 years of experience in the cable and communications industries, he has built wide and deep relationships with C-suite leaders, decision-makers and policy influencers who have shaped these industries globally. Known for his ability to lead and grow profitable businesses engaged in enterprise software as a service (“SaaS”) and cloud-based solutions.

Experience: In previous executive roles at companies such as TeleTech, Amdocs, DST Innovis and McKinsey & Company. Successfully led the acquisition and integration over two dozen software, payments, analytic and consulting companies. Brings extensive global sales, services and delivery, strategy, corporate development and marketing expertise.

Age 53 Director Since January 2021 President and CEO

FRANK V. SICA

Mr. Sica has been a Partner of Tailwind Capital (a private equity firm) since 2006. He currently serves as a director on the boards of Kohl’s Corporation (since 1988) and Safe Bulkers, Inc. (since 2008), and formerly served as a director on the board for JetBlue Airways (December 1998 to May 2020). Mr. Sica holds an M.B.A. degree from the Tuck School of Business at Dartmouth College and a B.A. degree from Wesleyan University.

SKILLS & QUALIFICATIONS

Industry & Innovation:  Comprehensive understanding of the CSG business and markets, having served as a Company director for more than 25 years.

Experience:  Wide-ranging experience in venture capital, private equity, M&A, capital markets, management recruitment, executive compensation, and strategic planning across a broad range of industries. Broad experience serving as a director of multiple large public companies.

Age 70 Director Since October 1994 Member of Compensation Committee

SILVIO TAVARES

Mr. Tavares has served as President of the board of directors and CEO of Digital Commerce Alliance (formerly The CardLinx Association), a leading global trade association for the digital commerce, payments, and fin-tech industries, since 2013. Prior to that, Mr. Tavares was Senior Vice President and the Global Head of Information Products Business Unit at Visa, Inc., and before that was with First Data Corp. (now part of Fiserv) from 2006 to 2012, where he was Senior Vice President and the Head of Global Information and Analytics Business Unit and also held other senior finance roles. Mr. Tavares formerly served as a board director, Audit committee chairman and designated financial expert for CPI Card Group (September 2016 to August 2018). He holds a J.D. degree from the Boston University School of Law; an M.B.A. degree from the Boston College Carroll School of Management; and a B.S. degree in Electrical and Computer Engineering from Tufts University.

SKILLS & QUALIFICATIONS

Industry & Innovation:  15-year payment industry veteran. Sought after digital innovator with extensive industry relationships and know-how in the technology, fin-tech and payments industries.

Experience:  CEO and business unit president with proven track record of executive leadership at public and private companies including Visa and First Data. Held executive management positions at several multi-billion dollar public companies. Experience serving as director and Audit committee chairman of a public company in the payments sector.

Age 49 Director Since May 2020 Member of Audit Committee and Compensation Committee

TSE LI “LILY” YANG

Ms. Yang is currently Chief Accounting Officer of Pinterest, Inc., where she is responsible for accounting, tax, treasury, and internal audit. From 2015 to 2017, she spent two years with Medivation as the Vice President of Finance and Accounting where she was tasked with driving strategic growth and expansion before the company was acquired by Pfizer. Ms. Yang worked at Gilead Sciences from 2003 to 2015, finishing her tenure as Vice President and Corporate Controller. Ms. Yang holds a B.S. in Accounting and Managerial Information Systems from Boston University and is a certified public accountant.

SKILLS & QUALIFICATIONS

Industry & Innovation:  Nearly 30 years of experience in diverse organizations across the technology, healthcare and other high growth industries.

Experience:  Strong financial and accounting background with leadership experience in regulatory compliance, investment management, M&A, credit and business risk.

Age 48 Director Since February 2021 Member of Audit Committee

Class I Directors – Term to Expire in 2022:

RONALD H. COOPER

Mr. Cooper is presently retired. He most recently served as the President and CEO of Clear Channel Outdoor Americas, Inc. (an outdoor advertising company) from 2009 through 2012. Prior to this position, he was a Principal at Tufts Consulting LLC from 2006 through 2009. Previously, he spent nearly 25 years in the cable and telecommunications industry, most recently at Adelphia Communications where he served as President and COO from 2003 to 2006. Prior to Adelphia, Mr. Cooper held a series of executive positions at AT&T Broadband, RELERA Data Centers & Solutions, MediaOne and its predecessor Continental Cablevision, Inc. He has served on various boards of directors and committees with the National Cable Television Association, California Cable & Telecommunications Association, Cable Television Association for Marketing, New England Cable Television Association, and Outdoor Advertising Association of America. Mr. Cooper holds a B.A. degree from Wesleyan University.

SKILLS & QUALIFICATIONS

Industry & Innovation:  Nearly 25 years of experience in the communications industry at multiple enterprises.

Experience: Significant experience in operational finance. Held executive management positions at several multi-billion-dollar corporations in telecommunications and other related industries, with a focus on risk assessment and mitigation, capital planning, M&A, and the linkage between finance and strategy. Director and committee positions with various industry associations and non-profit boards of directors.

Age 64 Director Since November 2006 Vice Chair of the Board Since February 2021 Chair of Compensation Committee Member of Audit Committee

JANICE I. OBUCHOWSKI

Ms. Obuchowski is the founder and President of Freedom Technologies, Inc. (a firm providing public policy, strategic, and engineering advice to companies in the communications sector, government agencies, and international clients), a position she has held since 1992. In 2003, Ms. Obuchowski was appointed by President George W. Bush to serve as Ambassador and Head of the U.S. Delegation to the World Radiocommunication Conference. She has served as Assistant Secretary for Communications and Information at the Department of Commerce, Administrator for the National Telecommunications and Information Administration (“NTIA”), and as the head of international government relations at NYNEX Corporation. Ms. Obuchowski also served as Senior Legal Advisor to Chairman Fowler of the Federal Communications Commission. Ms. Obuchowski formerly served as a director on the board for Inmarsat plc. (May 2009 to December 2019) and Orbital ATK (February 2015 to June 2018) and also served earlier on the boards of Qualcomm Technologies, Inc. and Stratos Global Corporation (then TSE traded). She also serves or has served on several non-profit and private company boards. She holds a J.D. degree from Georgetown University and a B.A. degree from Wellesley College, and also attended the University of Paris.

SKILLS & QUALIFICATIONS

Industry & Innovation:  Extensive knowledge of CSG’s competitive environment and the government regulations impacting the communications and information technology sectors. Experience in international business affairs through her current and prior board positions, as well as government appointments related to international communications policies.

Experience: Broad governance and Audit Committee experience from her service as a director of multiple public companies and non-profit organizations. Led the NTIA, the government agency responsible for Internet and telecommunications policy, federal spectrum management, and government research. Responsible for major U.S. delegations and support personnel at international conferences.

Age 69 Director Since November 1997 Member of Audit Committee and Nominating and Corporate Governance Committee

DONALD B. REED

Mr. Reed is presently retired. From 2000 to 2003, he served as CEO of Cable & Wireless Global (a subsidiary of Cable & Wireless plc), a provider of Internet Protocol (“IP”) and data services to business customers in the U.S., United Kingdom, Europe, and Japan. From June 1998 until May 2000, Mr. Reed served Cable & Wireless in various other executive positions. Prior to that he was CEO of Cabletron Systems and held numerous executive positions over a 30 year career at NYNEX Corporation (now part of Verizon), a regional telephone operating company, including President and Group Executive of Nynex, Executive Vice President at Bell Atlantic, and President of Nynex New England (New England Telephone). While serving from 1995 to 1997 as President and Group Executive of NYNEX Corporation, Mr. Reed had responsibility for directing the company’s regional, national, and international government affairs, public policy initiatives, legislative and regulatory matters, and public relations. Mr. Reed holds a B.A. degree in History from Virginia Military Institute and served in the United States military as an officer with the 82nd Airborne and 1st Infantry Divisions in Vietnam.

SKILLS & QUALIFICATIONS

Industry & Innovation:  More than 30 years of experience in the domestic and international telecommunications industry.

Experience: Held executive management positions at several multi-billion-dollar corporations including NYNEX Corporation, Bell Atlantic Corporation and Cable & Wireless Global, with expertise in financial management, risk assessment, investments, and strategic business development. Significant experience serving as a director of several multi-national companies, including Intervoice Inc., Idearc Media LLC and Aggregate Industries UK Limited. Extensive experience in developing and implementing strategies and policies for the acquisition and development of executive talent.

Age 76 Director Since May 2005 Chair of the Board Since January 2010 Member of Audit Committee

Class II Directors – Term to Expire in 2023:

DAVID G. BARNES

Mr. Barnes is Chief Financial Officer of Trimble Inc., a position he assumed in January 2020. Previously, he served as Executive Vice President, Global Operations of Stantec Inc., a publicly traded global provider of engineering, consulting, and construction services from 2016 through 2018. From 2009 through 2016, he served as Executive Vice President and CFO of MWH Global Inc., an employee-owned engineering and construction firm. MWH Global Inc. was acquired by Stantec Inc. in 2016. From 2006 to 2008, he was Executive Vice President of Western Union Financial Services. From 2004 to 2006, Mr. Barnes served as CFO of Radio Shack Corporation, and from 1999 to 2004, he was Vice President, Treasurer, and U.S. CFO for Coors Brewing Company. Mr. Barnes holds an M.B.A. degree from the University of Chicago and a B.A. degree from Yale University.

SKILLS & QUALIFICATIONS

Industry & Innovation:  Hands-on strategic, financial, and business development experience in emerging and mature markets at both domestic and global companies. Extensive experience in driving stockholder value in a variety of complex international businesses.

Experience: Has served as a member of senior leadership teams of large businesses in diverse industries, with a strong emphasis on finance and strategy development. Significant knowledge of public company governance functions, such as approval of annual budgets, compensation, and financial performance accountability mechanisms for key stakeholders. Also served as a director of privately-held MWH Global, Inc. from 2009 through 2016, when it was acquired by Stantec, Inc.

Age 59 Director Since February 2014 Chair of Audit Committee

MARWAN H. FAWAZ

Mr. Fawaz is currently an Executive Advisor to Google and Alphabet Inc., after joining Alphabet as the CEO of Nest Labs, Inc. With more than 30 years of experience in the media, cable, telecommunications, and broadband industries, Mr. Fawaz offers a wealth of knowledge and expertise, developed from his time as Executive Vice President and CEO of Google/Motorola Mobility from 2012 to 2013 and Executive Vice President of Strategy and Operations and Chief Technology Officer of Charter Communications from 2006 to 2011. In addition, he served as Senior Vice President and Chief Technology Officer of Adelphia Communications from 2003 to 2006 and held leadership positions for other cable industry companies such as MediaOne, among others. He was the founder and principal of Sarepta Advisors, a strategic advisory and consulting group supporting the technology, media, and telecommunications industries. He holds an M.S. degree in Electrical and Communication Engineering and a B.S. degree in Electrical Engineering, both from California State University at Long Beach.

SKILLS & QUALIFICATIONS

Industry & Innovation: More than 30 years of experience in the media, cable, telecommunications, and broadband industries, serving in a variety of executive positions with multiple large enterprises. Comprehensive understanding of the business practices and technology used by CSG’s largest customers.

Experience: Served in multiple senior executive roles, with an emphasis in Strategy, Operations, and Technology. Significant experience serving as a director of another public company, Synacor, Inc. (since 2011) and as an advisory board member to several large, global companies.

Age 58 Director Since March 2016 Chair of Nominating and Corporate Governance Committee

DR. RAJAN NAIK

Dr Naik currently serves as Chief Strategy and Innovation Officer for Motorola Solutions, Inc., where he is responsible for the corporate strategy organization, chief technology office, M&A, venture capital portfolio, and competitive and market intelligence. Motorola Solutions is a global leader in land mobile radio mission-critical communications, video security and analytics, and command center software for enterprise and public safety customers. Prior to joining Motorola Solutions, Dr. Naik held the role of Senior Vice President, Chief Strategy Officer at Advanced Micro Devices (AMD), a provider of high-performance computing, graphics and visualization technologies. From 2000 to 2012, Dr. Naik was a Partner at McKinsey & Company in the technology/media/telecom practice. Dr. Naik formerly served as a director on the board for Sonim Technologies from February 2018 to February 2019. He holds a BSc. degree in Engineering from Cornell University and a Ph.D. degree in Engineering from the Massachusetts Institute of Technology.

SKILLS & QUALIFICATIONS

Industry & Innovation:  Broad experience in technology strategy and innovation across the value chain from components to enterprise hardware and software.  Functional expertise in AI, industrial design, UI/UX and incubation.

Experience:  Deep experience driving growth and increasing stockholder value, having led corporate strategy, M&A, CTO, and corporate venture capital teams at Fortune 500 enterprises.

Age 49 Director Since August 2018 Member of Nominating and Corporate Governance Committee

HAIYAN SONG

Ms. Song currently serves as Executive Vice President and General Manager at F5 Networks. Prior to that, Ms. Song served as Senior Vice President and General Manager of Security Markets for Splunk, Inc. from 2014 to 2020. Prior to that, she spent four years from 2010 to 2014 with Hewlett Packard Enterprise Co., in engineering and general manager roles within Hewlett Packard’s ArcSight Business Unit. Ms. Song joined Hewlett Packard following the company’s acquisition of ArcSight, Inc. in 2010. Ms. Song was Vice President of Engineering & Product with ArcSight from 2005 to 2010. Ms. Song holds both M.S. and B.S. degrees in Computer Science from Florida Atlantic University. She also studied at Tsinghua University in China and completed the Stanford University Graduate School of Business Executive Program in General Management in 2012.

SKILLS & QUALIFICATIONS

Industry & Innovation:  Nearly 30 years of experience in enterprise software, SaaS, and cybersecurity. Familiarity with serving customers globally with strong familiarity in Asian markets, among key industry verticals, and in both the private and public sectors. Strong track record of building disruptive and industry-leading products. Well regarded in technology circles, having been named one of the 50 Most Powerful Women in Tech by the National Diversity Council in 2016.

Experience: Served as member of senior leadership teams across a wide spectrum of companies from startup to large businesses in software and cybersecurity industries. Incubated and grew new businesses and secured market share leadership, including building the security business at Splunk, Inc. from inception and scaling annual revenue to more than $1 billion.

Age 55 Director Since January 2020 Member of Compensation Committee and Nominating and Corporate Governance Committee

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Stockholders

The table below sets forth each stockholder known by us to own beneficially more than 5% of our outstanding common stock as of February 26, 2021.

Percentage ownership calculations for beneficial ownership are based on 32,620,962 shares outstanding at the close of business on February 26, 2021.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
BlackRock, Inc.	5,462,579	(1)	16.75%
55 East 52nd Street
New York, New York 10055
The Vanguard Group	3,856,840	(2)	11.82%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

(1)	Based solely on Schedule 13G/A filed with the SEC on January 25, 2021, by BlackRock, Inc.
(2)	Based solely on Schedule 13G/A filed with the SEC on February 10, 2021, by The Vanguard Group.

Directors and Executive Officers

The table below sets forth, to our knowledge, the beneficial ownership of common stock held by each director and each NEO of the Company included in the 2020 Summary Compensation Table, individually, and by all directors and executive officers of the Company as a group, in each case, as of February 26, 2021.

Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of common stock issuable upon vesting or exercise of equity awards within 60 days of February 26, 2021. The information is not necessarily indicative of beneficial ownership for any other purpose. Percentage ownership calculations for beneficial ownership are based on 32,620,962 shares outstanding at the close of business on February 26, 2021.

Name	Total Shares of Common Stock Beneficially Owned (1)(2)	Percentage of Common Stock Outstanding
David G. Barnes	22,124	*
Ronald H. Cooper	35,182	*
Marwan H. Fawaz	16,414	*
Bret C. Griess	261,336	*
Rolland B. Johns	61,715	*
Kenneth M. Kennedy	114,021	*
Dr. Rajan Naik	10,414	*
Janice I. Obuchowski (1)	50,075	*
Donald B. Reed	42,282	*
Brian A. Shepherd	194,729	*
Frank V. Sica	28,464	*
Haiyan Song	4,096	*
Silvio Tavares	4,096	*
James A. Unruh	48,512	*
Tse Li “Lily” Yang	-	*
All directors and executive officers as a group	893,460	2.74%

*	Less than 1% of the outstanding common stock.
(1)

Except as otherwise indicated, all of the shares reflected are shares of common stock and all persons listed have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Ms. Obuchowski has shared voting and investment power with respect to 3,000 shares owned jointly with her husband.

(2)

Includes restricted shares of common stock administered under the Amended and Restated 2005 Stock Incentive Plan of the Company, which have not vested and are itemized in the table below. Each holder of restricted shares may vote such shares but may not sell, transfer, or encumber such shares until they vest in accordance with the applicable restricted stock award agreement.

Name	Number of Restricted Shares That Have Not Vested as of February 26, 2021
David G. Barnes	4,096
Ronald H. Cooper	4,096
Marwan H. Fawaz	4,096
Bret C. Griess (1)	-
Rolland B. Johns	33,764
Kenneth M. Kennedy	85,904
Dr. Rajan Naik	4,096
Janice I. Obuchowski	4,096
Donald B. Reed	4,096
Brian A. Shepherd	132,986
Frank V. Sica	4,096
Haiyan Song	4,096
Silvio Tavares	4,096
James A. Unruh	4,096
Tse Li “Lily” Yang	-
Total	293,614

(1)

According to the terms of his separation and grant agreements, the vesting of Mr. Griess’ outstanding shares was accelerated on December 30, 2020 in recognition of his instrumental role in securing, maintaining, and expanding key long-term customer relationships during his tenure. For additional information, see Employment and Separation Agreements – Separation Agreement with Mr. Griess.

SHARE Ownership Guidelines

The Board has established robust share ownership guidelines for our executive officers and non-employee directors. Each executive officer is expected to attain the minimum ownership level within four years of their date of appointment and they may not sell any vested shares of stock in the corporation until the requirements are met. Non-employee directors do not have a specific timeframe to attain their share ownership requirements, and they may not sell any vested shares of our stock until the requirements are met. All non-employee directors and executive officers are in compliance subject to applicable grace periods and other transfer limitations.

Ownership levels are determined based on the common stock owned by each individual, excluding any unvested shares of restricted stock.

Below is a summary of the current required minimum share ownership levels:

Minimum Share Ownership Level
CEO	Value equal to three times annual base salary
Other executive officers	Value equal to annual base salary
Non-employee directors	Value equal to five times annual cash compensation

anti-Hedging and anti-pledging Policy

As part of our stock trading policy, all employees, including our executive officers and non-employee directors (and their designees) are prohibited from engaging in short sales of our securities and engaging in transactions that are designed to hedge, pledge or offset any decrease in the market value of our stock, including certain forms of hedging, pledging and monetization transactions, such as zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds.

delinquent Section 16(a) reports

Section 16(a) of the Exchange Act requires our executive officers (as defined in the applicable regulations), directors, and persons who beneficially own more than 10% of our common stock, to file certain reports of ownership and changes of ownership of our equity securities with the SEC. Officers, directors, and the stockholders who beneficially own more than 10% of such shares are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms which they file.

Based solely on our review of the copies of such forms filed with the SEC and written representations from certain reporting persons, we believe that all filings required by our officers, directors and persons who beneficially own more than 10% of our common stock were timely filed for the year ended December 31, 2020, except for the following:

▪	One Form 3 for Haiyan Song filed on March 6, 2020 in conjunction with her appointment to the Board of Directors on January 10, 2020; and
▪

One Form 4 for each Bret C. Griess, Rolland B. Johns, Kenneth M. Kennedy, Brian A. Shepherd, and David N. Schaaf, filed on March 24, 2020, in each case, relating to the grant of stock awards on March 10, 2020.

EXECUTIVE COMPENSATION –

COMPENSATION DISCUSSION AND ANALYSIS

This section explains our 2020 executive compensation program as it relates to the following named executive officers (“NEOs”). Compensation information for the NEOs is presented in the tables following this discussion.

NEO	Position
Bret C. Griess (1)	Former President and Chief Executive Officer
Rolland B. Johns	Executive Vice President and Chief Financial Officer
Kenneth M. Kennedy (2)	Executive Vice President, Chief Operating Officer and President – Revenue Management and Digital Monetization; Former President – Technology and Product
Brian A. Shepherd (1)	President and Chief Executive Officer; Former Executive Vice President and Group President

(1)

Effective January 1, 2021, Mr. Shepherd was named President and Chief Executive Officer and was appointed to the Board. Mr. Griess stepped down as CEO and from the Board on December 30, 2020, and agreed to serve in a Transition Consultant role through March 31, 2021, at which time he retired from the Company.

(2)	Effective, January 1, 2021, Mr. Kennedy was named Executive Vice President, Chief Operating Officer (“COO”) and President - Revenue Management and Digital Monetization (“RMDM”).

Leadership Transition

In August 2020, Mr. Griess announced he would be stepping down from his role as President and CEO and as a director, effective December 30, 2020, following nearly twenty-five years of service with the company, including the last five years in his role as CEO. Additionally, Mr. Griess was instrumental in securing, maintaining and significantly expanding key long-term relationships with several of our largest customers, providing CSG and its stockholders with significant revenue growth and financial certainty. During his tenure, the Company firmly established its leadership in revenue management and cloud payment solutions industries. To ensure business continuity and a smooth handoff, he agreed to serve in a Transition Consultant role through March 31, 2021. Under his leadership, CSG significantly expanded business through organic and inorganic activity, including expanding our service offerings into new verticals, as well as increased revenue and earnings as demonstrated below:

In millions, except EPS (“Earnings Per Share”)	2016	2017	2018	2019	2020	16- to 20-year Compound Annual Growth Rate
Revenue	$761	$790	$875	$997	$991	7%
Non-GAAP adjusted revenue (1)	$761	$790	$859	$928	$923	5%
Cash flow from operations (2)	$126	$138	$158	$173	$164	7%
Non-GAAP EPS	$2.79	$2.51	$3.06	$3.53	$3.12	3%

(1)	Non-GAAP (“Generally Accepted Accounting Principles”) adjusted revenues is defined as GAAP revenues less transaction fees.
(2)	Cash flow from operations is net cash flow provided by operating activity excluding changes in operating assets and liabilities, net of acquired amounts.

Effective January 1, 2021, Mr. Shepherd was named to succeed Mr. Griess as President and CEO and was appointed to the Board. Prior to his appointment, he served the Company for five years as EVP and Group President. His promotion to President and CEO is a result of succession planning done by the Board and the confidence they have in him and the management team to further accelerate long-term shareholder value. Mr. Shepherd has established a clear growth strategy, including strategic market and vertical expansions as well as complementary acquisitions to increase the Company’s portfolio.

Effective January 1, 2021, Mr. Kennedy was promoted to EVP, COO and President of Revenue Management and Digital Monetization (“RMDM”). Serving previously as EVP and President – Technology and Product, as well as Chief Technology Officer and Senior Vice President of Software Development, Mr. Kennedy has dedicated the last 15 years of his career to leading the Company’s product management, engineering, and platform operations across CSG’s solutions portfolio. In addition to accelerating the growth and development of our cloud-based platforms and solutions, he will continue growing our ecosystem, implementation and delivery capabilities, and systems-integrator partnerships.

In recognition of the promotion of Mr. Shepherd and Mr. Kennedy to their new roles, the Compensation Committee (the “Committee”) awarded one-time equity grants to each executive which consisted of a mix of performance- and time-based awards, along with base salary increases effective January 1, 2021. For details, see Long-Term Incentive Agreement –2020 One-Time LTI Awards.

Executive Summary

Company Overview and Business Strategy

We are one of the world’s leading providers of revenue management, customer experience, and payment solutions that enable a growing list of companies around the world to monetize relationships with their customers in an era of rapid change and digital transformation. We leverage more than 35 years of experience to deliver innovative customer engagement solutions that help our customers solve their toughest challenges. Our 4,800-plus diverse, worldwide workforce draws from real-world knowledge and extensive expertise to design and implement business solutions that make our customers’ hardest decisions simpler so that they can focus on delivering differentiated and real-time experiences to their customers.

Our proven solutions are built on a combination of on-premise, public and private cloud platforms, either customized or pre-integrated, as well as managed services models that adapt to fit our customers’ unique business needs and enable the transformative change required to create personalized experiences that drive loyalty and retention.

Our Mission is to channel the power of all to make ordinary customer and employee experiences extraordinary. We believe that by successfully executing on this goal we can grow our revenues and earnings, and thereby create long-term value for our customers, employees, and stockholders. Our strategic focus to accomplish this goal is as follows:

▪	Accelerate Profitable Growth and Industry Vertical Revenue Diversification;
▪	Lead with Technology Innovation;
▪	Deliver an Exceptional Customer Experience; and
▪	Attract and Retain the Best Talent.

Our Overall 2020 Performance

Despite the COVID-19 pandemic, we had a very strong finish to 2020, which proves the health and resilience of our business. We reported profitable operating results with strong cash flows and a solid balance sheet as we continued to execute upon our strategic initiatives. Key highlights of our 2020 performance include the following:

▪

Generated $991 million in revenues, despite the headwinds resulting from the pricing adjustments associated with the five-year extension with Comcast (our largest customer) that were effective at the beginning of 2020, foreign currency movements, and the COVID-19 pandemic;

▪	Delivered cash flows from operations to $173 million, driven by our solid revenues and profitable, recurring business model as well as working capital management;
▪

Maintained our strength in the North American cable and satellite business, by continuing to deepen our relationships with current customers by deploying new solutions that help differentiate the customer experience, and increasing our market share with additional customer wins;

▪	Positioned ourselves as the top challenger brand in the wireless and telecommunications revenue management market with several new large customer wins; and
▪	Grew our sales pipeline to an all-time high, as our global sales team continues to compete and win in the markets, resulting in continued high visibility into our revenue over the next twelve months.

Additionally, we believe our holistic approach to capital allocation, which balances internal investments with shareholder remuneration, will maximize long-term stockholder value. During the year, we:

▪

Drove innovation and technology leadership with $123 million of research and development investments in our revenue management, customer engagement, and payment solutions, enabling a growing list of companies around the world to provide a more personalized customer experience while introducing new digital products and services; and

▪

Returned $57 million to stockholders through a combination of $31 million in quarterly dividend payments and $26 million in repurchase of common stock under a stock repurchase program. Our 2020 dividend increased 6% from the prior year.

2020 Executive Compensation Highlights

Each year, our executive compensation program is reviewed to ensure alignment with our business strategy and evolving market and governance practices for executive compensation. In addition, management further evaluated our 2020 financial results in light of the COVID-19 pandemic to assess if performance metrics or targets underlying our short- and long-term incentive programs should be modified. Ultimately, it was concluded no adjustments were warranted for them or other elements of the executive compensation program.

Our executive compensation program consists of a balance of multiple elements, including base salary, annual cash incentive programs, and long-term equity incentive awards that are earned over a number of years. The structure of our annual cash incentives for NEOs includes multiple performance measures that are objective and quantifiable, with a corresponding minimum and maximum payout range. A significant portion of our NEOs’ pay is tied to long-term equity awards based on the achievement of predetermined financial and operational performance measures that we believe align the long-term interests of our executives with those of our stockholders.

After considering compensation within our peer group and consulting with Exequity, the Committee independently assessed the value and competitiveness of each NEO’s compensation, including various pay components.

Based upon their assessment, the Board and the Committee made the following decisions regarding the framework for the 2020 executive compensation program:

▪

Annual Base Salary. Modest market alignments were approved for each NEO which resulted in base salary increases of 3.6% for Mr. Griess, 6.0% for Mr. Johns, and 4.0% for both Mr. Kennedy and Mr. Shepherd. For more information, see 2020 Compensation – Annual Base Salaries.

▪

Annual Incentive Program. Target bonus as a percentage of base salary was maintained for each NEO with 150% for Mr. Griess, 75% for Mr. Johns and 100% for both Mr. Kennedy and Mr. Shepherd. For more information, see 2020 Compensation – Annual Performance Bonuses.

▪

Annual Long-Term Incentive (“LTI”) Program. The Annual LTI structure was maintained with 60% of each NEO’s award granted in the form of performance-based restricted stock and the remaining 40% granted in the form of time-based restricted stock that vests ratably over a four-year period.

The Committee continued to align LTI compensation for our NEOs with our pay-for-performance philosophy and strategic goals. Similar to prior year’s awards, the 2020 performance-based awards have an opportunity to vest at the end of a two-year performance period based upon the achievement of predetermined, objective, and quantifiable performance measures. For 2020, the Committee established the following performance measures: (1) Non-GAAP EPS; (2) Revenue; and (3) “Impact Minutes” as an operational measure. These performance measures were selected to incentivize and reward long-term strategic progress towards the success of the business and to continue to drive the creation of long-term stockholder value through profitability, growth, and operational excellence.

For more information on our executive compensation program, see 2020 Compensation – 2020 Long-Term Incentive Awards.

Pay-for-Performance Compensation Program

The portion of total target compensation that was based on the achievement of key financial and operational measures under our annual incentive and LTI programs was 60% for our former CEO and on average approximately 55% for our other NEOs.

Even with the COVID-19 pandemic taking centerstage in 2020, we had a strong financial performance, finishing at the high-end of our guidance ranges and delivering on two of our three 2019 performance-based LTI award’s objectives. As a result, our NEOs’ achieved payouts and performance-based stock vesting under our executive compensation program are as follows:

▪	88.8% of target under the annual incentive program (“Annual Performance Bonus Program”) for 2020; and
▪	132% of target shares vest under the 2019 LTI program.

For more information, see 2020 Compensation.

Say-on-Pay Results

Over 94.9% of the votes cast on our 2020 say-on-pay proposal were in favor of our executive compensation program and policies. When making compensation decisions for our NEOs, the Committee considers the voting results of our annual say-on-pay proposal along with other factors, such as our pay-for-performance philosophy and a competitive market analysis of peer companies to determine compensation practices. The Committee considered the results of the 2020 advisory vote in determining whether to make changes to the 2020 compensation for our NEOs as described in this proxy statement.

Governance and Compensation Practices

WHAT WE DO			WHAT WE DO NOT DO
✓	Majority of executive officer pay is performance-based	✗	No repricing or replacing of underwater options without stockholder approval
✓	Meaningful share ownership guidelines	✗	No income tax gross-ups in executive employment agreements
✓	Clawback policy for executive officers	✗	No excessive perquisites or other benefits
✓	Independent compensation consultant, engaged by the Committee	✗	No dividends or dividend equivalents paid on unvested time-based or performance-based shares (dividends or dividend equivalents accrue and are only paid upon vesting)
✓	Include “double-trigger” change of control provisions	✗	No “single-trigger” change of control vesting of equity awards
✓	Limit post-employment and change of control benefits	✗	No hedging or pledging of the Company’s securities is permitted
✓	Hold annual say-on-pay vote

Key Compensation Governance Factors

We believe that the following governance and compensation practices reinforce our business strategy, culture, and values.

We Design Performance-Based Compensation to Reflect Our Business Strategy and Enhance Stockholder Value. We use certain predetermined financial and operational performance measures to determine compensation under our annual incentive and LTI programs. Each measure represents a key metric that reflects on the execution of our long-term business strategy to enhance stockholder value. For additional information about our business strategy, see Company Overview and Business Strategy.

We Emphasize the Long Term. A significant portion of our NEOs’ total compensation is in the form of long-term equity awards, 60% of which is performance-based restricted stock that fully vests only if we achieve specific predetermined financial or operational measures. For additional information, see 2020 Compensation – Long-Term Incentive Awards.

We Align the Financial Interests of Our Executives With the Interests of Our Stockholders Through Equity Awards and Share Ownership Guidelines. Each NEO must own at least the threshold level of our shares that is consistent with our share ownership guidelines. For additional information, see Share Ownership Guidelines.

We Have a Clawback Policy That Covers Our Executive Officers. The policy authorizes us to reduce or cancel, or require the recovery of, all or a portion of an executive officer’s annual bonus or LTI compensation award for intentional misconduct that leads to a material restatement of the financial statements of the Company. For additional information, see Employment and Separation Agreements.

The Committee Utilizes the Advice of an Independent Compensation Consultant. The Committee has engaged an independent compensation consultant that does not provide any services to management and that had no relationship with management prior to the engagement.

No Potential Income Tax Gross-Ups. A key feature of the executive officers’ employment agreements is the exclusion of potential income tax gross-ups for change of control benefits. For additional information regarding the agreements, see Employment and Separation Agreements.

We Provide Only Limited Perquisites and Other Benefits. Our NEOs are generally eligible for few perquisites or other benefits outside those available to our employees. For additional information, see Executive Compensation Tables - 2020 Summary Compensation Table.

No Dividends or Dividend Equivalents Paid on Unvested Stock Awards. We do not pay dividends or dividend equivalents on unvested stock awards. Dividends or dividend equivalents accrue, but are only paid when underlying shares vest.

We Have a Policy Prohibiting Hedging and Pledging Transactions Involving Our Stock. Our NEOs and other insiders are prohibited from selling our stock short or entering into transactions in puts or calls that raise similar concerns regarding speculation in our stock. For additional information, see Anti-Hedging and Anti-Pledging Policy.

Determining Executive Compensation

Each year during our February Board meeting, the Committee certifies the following for the previous fiscal year: (1) the level of performance attained for our predetermined performance measures; (2) the amount payable under the Annual Performance Bonus Program; and (3) the vesting levels for our performance-based LTI awards. The Committee also evaluates and recommends to the Board the base salary for each of our NEOs as well as the performance measures and target levels for the Annual Performance Bonus Program and performance-based LTI awards for the current year. For the performance-based LTI award, the at-target attainment levels are typically established based upon our financial budgets and projections which are adjusted for a pre-established growth as well as an improvement factor for our operational measure.

When making compensation decisions and recommendations, the Committee considers the following key factors:

▪	Competitive peer group and market information and guidance provided by our independent compensation consultant;
▪	Our financial and operational performance;
▪	Progress on key strategic initiatives;
▪	Individual performance reviews and compensation recommendations provided by the CEO regarding the other NEOs;
▪	Committee and Board evaluations, both formal and informal, of the NEOs; and
▪	A comparison of our actual results with the target measures for the annual performance bonus and performance-based LTI awards.

As required by the Committee’s charter, the CEO may not be present when either the Committee or the Board discuss or vote on CEO compensation.

The Committee undertakes considerable analysis when determining measures to be used in both its Annual Performance Bonus Program and performance-based LTI awards.

The Committee selects a combination of measures that, if achieved in the long-term, will most likely result in positive long-term stockholder return. Goals are established to effectively incent the NEOs to achieve long-term results while continuing to deliver and further enhance the operational excellence that our customers have come to expect and rely upon.

Our performance-based LTI awards employ a multiple-year time horizon, with the shares in the award eligible for vesting based upon achievement of the specified predetermined, objective and measurable performance levels. A minimum threshold of achievement is required before any shares for a measure may vest. At the threshold performance level, 50% of the target shares will vest. If targets are achieved, 100% of the target shares will vest. Up to 200% of the target shares may vest at the end of the performance period if targets are significantly exceeded.

The Committee believes executive compensation based on the achievement of performance-based measures that are tied to the short- and long-term strategy of our business incentivizes management to invest in the success of the business, while also linking executive compensation to increasing stockholder value.

Role of the Independent Compensation Consultant and Management

The Committee has sole authority and discretion to retain and terminate compensation consultants, independent legal counsel, and other advisers to help the Committee perform its responsibilities. It has the sole authority to approve the fees, scope, and other terms of engagement with its compensation consultant and other advisers, with full funding provided by the Company. The Committee is responsible for determining the independence of its compensation consultant and other advisers. Management is available at the Committee’s request to assist the consultant by providing historical pay data and perspective on our competitive environment for recruiting managerial talent.

The Committee engaged Exequity as its independent compensation consultant to advise on executive compensation matters for 2020. It has instructed Exequity to take a broad view of the competitive compensation landscape to assist the Committee in structuring a compensation program for our NEOs. We believe this broader perspective has enabled us to attract and retain a highly talented executive team. Exequity reviewed compensation data publicly available from peer companies, using position matches and data analyses to identify the most appropriate comparisons among executives of similar titles and responsibilities. For additional information regarding the companies in the peer group component and the pay of our NEOs compared to the peer group, see Role of Benchmarking in Determining Compensation and Peer Group.

Compensation Mix

The compensation program for each of our NEOs includes the following components, which together comprise “Total Direct Compensation”: (i) annual base salary, (ii) an annual performance bonus, and (iii) two types of annual LTI awards. The objective of each component and the form in which each is delivered if earned is outlined as follows:

Core Component	Purpose	Percentage of Total Direct Compensation	Form
Annual Base salary	Provide competitive base compensation that reflects the scope of responsibility, level of authority, and overall duties of the position	13-25%	Cash
Annual incentive program

Provide an annual bonus opportunity that is tied to predetermined Company performance goals and achievement of individual performance objectives ("Annual Performance Bonus Program") to ensure focus on annual financial and operating results

		19-22%	Performance- based cash
Annual long-term incentive program

Provide performance-based equity awards tied to predetermined Company performance goals measured over a multi-year period to ensure focus on long-term value creation and the Company’s strategic objectives

		34-41%	Performance- based equity
	Provide time-based equity awards that vests ratably over a four-year period to serve as a retention tool	22-27%	Time-based equity

Total Direct Compensation. The charts below illustrate the percentage of compensation our former CEO and other NEOs on average would generally receive, if paid at target level, for each core compensation component, based on 2020 target compensation:

COMPONENTS OF TOTAL DIRECT COMPENSATION AT TARGET
CEO	Other NEOs – Average

Role of Benchmarking in Determining Compensation and Peer Group

Role of Benchmarking in Determining Compensation

To assist the Committee in establishing 2020 compensation for the NEOs, Exequity provided a competitive assessment using peer group compensation information for the primary elements of our NEO compensation packages. Exequity analyzed and assessed peer group data for roles corresponding to and closely aligned to the roles of our NEOs. The peer group composition is described in the next section.

The Committee recognizes that peer group comparisons may not be perfectly aligned because the executive titles and responsibilities at peer group companies may not be directly comparable to those of our NEOs with similar or equivalent titles. The Committee generally considers Total Direct Compensation for a NEO to be competitive if it is near the median of the peer group data. For the definition of Total Direct Compensation, see Compensation Mix on prior page.

Our compensation philosophy is intended to ensure leadership continuity as part of our succession planning and to leverage variable incentive pay tied to our performance.

Peer Group Used for Benchmarking

The peer group used for compensation benchmarking is reviewed annually to ensure its composition and characteristics remain consistent with our objectives and is based on analysis and recommendations by our independent compensation consultant. As a result, the 2020 peer group used to determine compensation (“2020 Compensation Peer Group”), remained unchanged from the 2019 peer group. The group, as listed in the table below, includes companies in the software, data processing and outsourced services, information technology consulting, and other electronic industries, which were selected for their comparable size, product, service offerings, customers, and markets. Their annual revenues ranged in size from $354 million to $2.3 billion at the end of 2019.

2020 Compensation Peer Group

ACI Worldwide, Inc.	Fair Isaac Corp.
Aspen Technology, Inc.	j2 Global, Inc.
Black Knight, Inc.	Manhattan Associates, Inc.
Blackbaud, Inc.	ManTech International Corp.
Bottomline Technologies (de), Inc.	National Instruments Corporation
Cardtronics plc	NIC, Inc.
CoreLogic, Inc.	Perficient, Inc.
CTS Corporation	Progress Software Corporation
Ebix, Inc.	RealPage, Inc.
EPAM Systems, Inc.	Sykes Enterprises, Incorporated
EVERTEC, Inc.	Verint Systems Inc.
ExlService Holdings, Inc.	WEX Inc.

2020 Compensation

Annual Base Salaries

For 2020, the Committee recommended to the Board, and the Board approved, the following base salaries for our NEOs:

NEO	2020 Base Salary (1)	2019 Base Salary	% Increase in Base Salary from 2019
Bret C. Griess	$725,000	$700,000	3.6%
Rolland B. Johns	$424,000	$400,000	6.0%
Kenneth M. Kennedy	$436,800	$420,000	4.0%
Brian A. Shepherd	$473,200	$455,000	4.0%

(1)	Base salary amounts were effective as of January 1, 2020.

The Committee provides for competitive base salary compensation that reflects the scope of responsibility, level of authority, and overall duties of the position. Based on their review and assessment of the peer data and competitive market practices for the duties and responsibilities of each position, the Committee approved modest base salary increases for 2020 for each of the NEOs. In preparation for the CEO leadership transition from Mr. Griess to Mr. Shepherd, the Committee approved increasing Mr. Shepherd’s base salary to $700,000 effective January 1, 2021.

Annual Performance Bonuses

Annual performance bonuses are awarded under the terms of our Annual Performance Bonus Program and are determined based on the following formula:

Base Salary. The starting point for each NEO’s bonus calculation is the NEO’s base salary.

NEO Target Bonus Percentage. The Committee provides competitive bonus opportunities for the NEOs based on the achievement of annual performance goals. After considering the competitive compensation information provided by Exequity, the 2020 and 2019 target bonus percentages of base salary for each NEO were as follows:

NEO	2020 Target Bonus %	2019 Target Bonus %
Bret C. Griess	150%	150%
Rolland B. Johns	75%	75%
Kenneth M. Kennedy	100%	100%
Brian A. Shepherd	100%	100%

The Committee calibrated Mr. Shepherd’s compensation package for his new role of CEO by maintaining his target bonus of 100% for the 2021 Annual Performance Bonus Program.

Company Performance Percentage. The Company performance percentage is based on our performance against two predetermined financial performance measures: Non-GAAP adjusted revenues and Non-GAAP adjusted operating margin percentage. If we achieve the target levels of performance for both measures, the Company performance percentage achieved will be 100%. If we fail to achieve the minimum threshold performance for either measure, the Company performance percentage will be zero (0%). If we exceed target levels, the Company performance percentage can exceed 100% up to a maximum of 200%. The following table shows our financial results with respect to the 2020 targets:

	2020 Results	2020 Target (100% Payout)	2020 Minimum Threshold
Non-GAAP adjusted revenues (in millions) (1)	$930.7	$935.3	$915.8
Non-GAAP adjusted operating margin percentage (2)	16.8%	16.5%	16.0%

(1)	Non-GAAP adjusted revenues is defined as GAAP revenues less transaction fees at a budgeted constant currency rate.
(2)

Non-GAAP adjusted operating margin percentage is calculated by dividing Non-GAAP operating income (at a budgeted constant currency rate) by our Non-GAAP adjusted revenues. Non-GAAP operating income is defined as our GAAP operating income with the following items added back, as applicable: (a) stock-based compensation; (b) restructuring and reorganization charges; (c) executive transition costs and (d) acquisition-related expenses (e.g. amortization of acquired intangible assets, earn-out compensation and transaction-related costs).

The Company’s performance percentage achieved for 2020 for the results in the above table was calculated at 88.8% and was certified by the Committee in February 2021.

NEO Individual Performance Percentage. The final component of the Annual Performance Bonus Program is a determination by the Committee in its evaluation of each NEO’s individual performance achievement expressed as a percentage, not to exceed 100%. This evaluation is based on the achievement of certain common and unique objectives described below. These non-financial objectives are important to our success and are designed to enhance stockholder value over the long term.

Common Objectives. Common elements of NEO objectives include operational and functional responsibilities. Specifically, each NEO has multiple objectives associated with the stewardship of the NEO’s areas of responsibility. The specific objectives vary by NEO, but typically include achieving both near- and long-term business objectives and meeting budget expectations.

Unique Objectives. The following are examples of categories of individual objectives unique to one or more of the NEOs based on area of responsibility within the Company:

▪

Deliver on Key Development Initiatives. As a technology company, we have a technology product road map requiring significant software development investments aimed at achieving specified feature and functional milestones, and overall, at modernizing our platforms and processes to enhance our market competitiveness.

▪

Maintain and Expand Customer Relationships. A significant portion of our revenue is derived from a limited number of key customers, and a critical objective is to ensure that these relationships remain strong and, when applicable, that important contracts are renewed under terms satisfactory to both parties.

▪

Contribute to Growth Initiatives. Implementation of our long-term strategic plan is a fundamental objective, including execution on our merger, acquisition, and partnership strategies, and when applicable, the successful integration of acquired assets.

▪	Increase Cost Efficiency. Our NEOs are expected to identify and implement potential cost savings and process efficiencies in identified areas of the Company.
▪

Staff Development. Succession planning and development of key staff is an important Company-wide objective, including transitioning identified tasks and functions from outgoing personnel to new personnel, where applicable.

The Committee met in February 2021 to consider the 2020 performance of each NEO as compared to the individual’s performance goals. Mr. Shepherd summarized the 2020 performance of the other NEOs and presented information to the Committee for consideration. After evaluating each NEO’s performance, the Committee assigned each NEO an individual performance percentage of 100% for 2020.

Final Bonus Calculation. The following table provides each NEO’s earned 2020 annual performance bonus calculation:

NEO	Base Salary	x	NEO Target Bonus Percentage	x	Company Performance Percentage Achieved	x	NEO Performance Percentage Achieved	=	2020 Total Bonus Earned
Bret C. Griess	$725,000		150%		88.8%		100%		$965,700
Rolland B. Johns	$424,000		75%		88.8%		100%		$282,384
Kenneth M. Kennedy	$436,800		100%		88.8%		100%		$387,878
Brian A. Shepherd	$473,200		100%		88.8%		100%		$420,202

Long-Term Incentive Awards

We use our LTI program to provide variable pay compensation in the form of equity that rewards executives when we achieve long-term results that align with stockholders’ interests.

Under our Annual LTI program, we generally grant our NEOs two types of awards, which are administered under our Amended and Restated 2005 Stock Incentive Plan: performance- and time-based restricted stock awards. Based on a review of market data and recommendations from our independent compensation consultant, each NEO is awarded an aggregate LTI value, which is allocated among the two types of awards. For 2020, we continued with our 2019 mix of awards (see table below) to provide an appropriate balance of performance- and time-based compensation to support our long-term strategy. This mix of awards is designed to deliver over a majority of our long-term incentives in the form of performance-based equity and provide retention value via time-based equity and mitigate the risk of over-focus on a single measure.

2020 Annual LTI Award Mix
Award Type	Allocation Percentage	Alignment to Stockholder Interests
Performance-Based Restricted Stock	60%	Vesting depends on our performance at the end of a two-year performance period if specified predetermined performance measures are achieved
Time-Based Restricted Stock	40%	Value realized for the award depends on our stock price when the award vests

Our restricted stock award agreements provide for the accrual of dividends for unvested shares of restricted stock. No dividends or dividend equivalents are paid on unvested restricted stock awards; dividends accrue, and accrued dividends are only paid upon vesting. The accrued dividends are subject to the same vesting schedule as the underlying shares and are forfeited if the underlying shares are forfeited.

See the Executive Compensation Tables – 2020 Grants of Plan-Based Awards for additional information on the 2020 grants.

The components of our LTI program for 2020 and 2019 are summarized below:

2020 Performance-Based LTI Award. The Committee continued to align LTI compensation for our NEOs with our pay-for-performance philosophy and strategic goals. Similar to last year, the 2020 performance-based awards have an opportunity to vest at the end of a two-year performance period upon the achievement of predetermined objective and quantifiable performance measures.

The program is structured to align both near-term progress and a long-term focus by establishing an opportunity at the end of a two-year cycle to vest the award based on actual performance.

For 2020, the Committee selected financial and operational measures for the program to incentivize and reward long-term strategic progress towards enhancing the success of the business. The following performance-based measures and weighting of such measures were selected by the Committee to align our executive compensation to the creation of long-term stockholder value, company financial performance, strategic growth and operational excellence.

2020 Performance-Based LTI Award Two-Year Performance Period Ending December 31, 2021
Performance Measures	Weighting	Definition
Fully Diluted, Non-GAAP EPS	45%

Calculated by dividing Non-GAAP Net Income by the weighted average of diluted shares outstanding for the period. Non-GAAP Net Income is defined as pre-tax income calculated in accordance with GAAP, adding back the following items, as applicable: (a) restructuring and reorganization charges; (b) executive transition costs; (c) acquisition-related expenses (e.g. amortization of acquired intangible assets, earn-out compensation and transaction-related costs); (d) stock-based compensation; (e) amortization of original issue discount; and (f) gain (loss) on the extinguishment of debt, less income tax expense, determined by applying an estimated effective income tax rate.

Revenue	45%	Revenue as reported under GAAP.
Impact Minutes Improvement	10%	Impact Minutes is a key internal operational measure linked to customer satisfaction, with the performance target representing our improvement during the performance period.

At the end of the two-year performance period, our NEOs may earn from 0% to 200% of the target number of performance-based shares based on the level of achievement for each performance measure. At maximum performance, these awards vest at 200% of the target value for each performance measure. At threshold performance these awards vest at 50% of target value, and no awards are vested if performance falls below the established threshold for such measure.

2020 Time-Based LTI Award. Our time-based restricted stock awards are designed to significantly strengthen the retention value of our LTI program by providing a full value component to balance our performance-based awards. The time-based restricted stock generally vests ratably over a four-year period, subject to continued employment with our company.

2020 One-Time LTI Awards. As previously discussed in the Leadership Transition section, one-time LTI awards were granted in 2020 to Mr. Shepherd and Mr. Kennedy in recognition of their promotions, which consisted of time-based and performance-based awards for each of them. Commencing on December 31, 2021, the time-based awards vest over two- and three-year periods for Mr. Kennedy and Mr. Shepherd, respectively. The performance-based awards vest contingent upon the achievement of predetermined stock price thresholds over a four-year period with attainment levels at each threshold as indicated in the table below. For additional details, see 2020 Grants of Plan-Based Awards.

2020 Performance-Based LTI Award – Restricted Stock Four-Year Performance Period Ending December 31, 2024
Stock Price Threshold (1)	Percentage of Shares Vested
$60	25%
$65	50%
$70	75%
$75	100%

(1)	A Stock Price Threshold will be deemed met as of the date during the four-year period on which the CSGS 20-day Trailing Average equals or exceeds the predetermined Stock Price Threshold.

2019 Performance-Based LTI Award. In aggregate, 132% of the target shares for the 2019 performance-based LTI awards vested based on the achievement levels for our financial and operational results which were certified by the Committee. The following table summarizes key terms of the NEOs’ 2019 performance-based LTI awards and the 2020 actual performance results for the shares eligible to vest for 2020:

2019 Performance-Based LTI Award Two-Year Performance Period Ended December 31, 2020
Performance Measures	Weighting	Performance Achieved (4)	Weighted Achievement
Fully Diluted, Non-GAAP EPS (1)	60%	167%	100%
Ascendon Total Contract Value (“TCV”) (2)	24%	0%	0%
Impact Minutes Improvement (3)	16%	200%	32%
Total Weighted Achievement			132%

(1)

Calculated by dividing Non-GAAP Net Income by the weighted average of diluted shares outstanding for the period. Non-GAAP Net Income is defined as pre-tax income calculated in accordance with GAAP, adding back the following items, as applicable:  (a) restructuring and reorganization charges; (b) acquisition-related expenses (e.g. amortization of acquired intangible assets, earn-out compensation and transaction-related costs); (c) stock-based compensation; (d) amortization of original issue discount; (e) executive transition costs and (f) gain (loss) on the extinguishment of debt, less income tax expense, determined by applying an estimated effective income tax rate.

(2)	Ascendon TCV is defined as net new Total Contract Value (“TCV”) for the two-year period ending December 31, 2020, for our Ascendon platform.
(3)

Impact Minutes is a key internal operational measure linked to customer satisfaction, with the performance target representing our improvement during the two-year performance period ended December 31, 2020.

(4)	Performance achieved capped at 200%.

Other Considerations

Other Benefits and Employment Agreements

The Committee does not believe that perquisites and other benefits should play a major role in the overall compensation program of our NEOs. We offer our NEOs substantially the same benefits as our other employees, including the opportunity to defer a portion of their annual base salary and annual performance bonus through a 401(k) plan that is generally available to our U.S.-based population, and through a more restricted (i.e., participation is limited to vice presidents and above) non-qualified deferred compensation program as discussed later in 2020 Non-Qualified Deferred Compensation. Both plans include Company matching contributions. The Committee views these deferral programs as individual retirement planning options and not as long-term compensation. The amount of our contributions for each NEO is reported in a footnote to the 2020 Summary Compensation Table in the Executive Compensation Tables that follow. Our NEOs also have employment agreements with the Company. See Employment and Separation Agreements for details.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Service Code and regulations promulgated thereunder (“Code”) generally limits to $1 million the amount of compensation we can deduct in any one fiscal year for compensation paid to our CEO, CFO, and certain other covered employees. Prior to 2018, the $1 million limit generally did not apply to compensation that was performance-based and provided under a stockholder-approved plan. The Tax Cut and Jobs Act enacted in December 2017 generally eliminated the performance-based exception from Section 162(m) for tax years beginning after 2017, unless the compensation qualifies for transition relief applicable to contracts in place on November 2, 2017. The Committee assesses as applicable the impact of Section 162(m) on the Company’s compensation programs, including the potential availability of transition relief for awards granted before 2018. While the Committee considers the deductibility of compensation as one factor in determining executive compensation, it looks at other factors in making decisions and retains the flexibility to grant discretionary awards and make payments that it determines to be consistent with our goals for our executive compensation program even if the amounts are not deductible by the Company for tax purposes.

Accounting Considerations

ASC Topic 718, Compensation—Stock Compensation (referred to as ASC Topic 718), requires us to recognize an expense for the fair value of equity-based compensation awards over the expected service period. Grants of stock options, restricted stock and performance restricted stock under our equity incentive award plans will be accounted for under ASC Topic 718. We will consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with management of the Company the Compensation Discussion and Analysis, which appears in this Proxy Statement as is required by Item 402(b) of SEC Regulation S-K.

Based upon such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board of Directors:

Ronald H. Cooper, Chair

Frank V. Sica

Haiyan Song

Silvio Tavares

James A. Unruh

EXECUTIVE COMPENSATION TABLES

2020 Summary Compensation Table

The following table sets forth certain information with respect to the compensation earned by our NEOs during the years ended December 31, 2020, 2019, and 2018, as applicable. All dollar values have been rounded to the nearest dollar.

Name and Principal Position	Year	Salary	Stock Awards (1)(2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
Bret C. Griess (5)	2020	$724,808	$12,163,566	$965,700	$183,535	$14,037,609
Former President and CEO	2019	$700,000	$3,500,013	$1,529,850	$336,210	$6,066,073
	2018	$700,000	$4,699,977	$888,300	$248,105	$6,536,382
Rolland B. Johns (6)	2020	$423,816	$955,930	$282,384	$57,943	$1,720,073
EVP and CFO	2019	$400,000	$874,973	$437,100	$60,346	$1,772,419
	2018	$378,119	$752,985	$253,800	$36,323	$1,421,227
Kenneth M. Kennedy	2020	$436,671	$2,241,369	$387,878	$90,794	$3,156,712
EVP, COO and President – RMDM;*	2019	$420,000	$924,970	$611,940	$115,637	$2,072,547
Former President – Technology and Product	2018	$420,000	$1,479,991	$355,320	$87,779	$2,343,090
Brian A. Shepherd	2020	$473,060	$3,268,783	$420,202	$109,281	$4,271,326
President and CEO;*	2019	$455,000	$950,030	$662,935	$127,780	$2,195,745
Former EVP and Group President	2018	$455,000	$1,520,007	$384,930	$78,915	$2,438,852

*	Effective January 1, 2021.
(1)

The amounts in the Stock Awards column reflect the aggregate grant date fair value of performance- and time-based restricted stock awards granted in each respective year, computed in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used to determine these amounts are set forth in Note 13 of our 2020 Form 10-K. The aggregate grant date fair value of stock awards, which are comprised of performance- and time-based awards, includes the grant date fair value for the performance-based awards calculated based on the target number shares. For 2020 the total aggregate fair value of restricted stock awards, assuming the highest level of performance, would be as follows:  Mr. Griess - $6,243,001, Mr. Johns - $1,529,488, Mr. Kennedy - $2,969,726, and Mr. Shepherd - $3,997,140. See 2020 Grants of Plan-Based Awards for details.

(2)

Includes an aggregate of $8,261,679 in incremental grant date fair value as a result of the modification of award agreements in August 2020 to allow for the acceleration of vesting of unvested equity outstanding at the time of Mr. Griess’ last day as CEO in recognition of his instrumental role in securing, maintaining, and expanding key long-term customer relationships during his tenure. For additional details, see 2020 Grants of Plan-Based Awards and Employment and Separation Agreements – Separation Agreement with Mr. Griess.

(3)

Represents the annual performance bonus amounts earned by our NEOs in the respective years. Such amounts are paid during the first quarter following the year in which the bonus was earned. Details of the amounts in the “Non-Equity Incentive Plan Compensation” column are presented in Final Bonus Calculation.

(4)	For 2020, details of the “All Other Compensation” column are as follows:
	All Other Compensation Items	Bret C. Griess	Rolland B. Johns	Kenneth M. Kennedy	Brian A. Shepherd
	Company 401(k) retirement plan contributions	$11,400	$11,400	$14,250	$15,675
	Accrued dividends (a)	165,747	40,155	70,156	92,905
	Company non-qualified deferred compensation contributions	6,250	6,250	6,250	563
	Perquisites or other benefits (b)	138	138	138	138
	Total	$183,535	$57,943	$90,794	$109,281

	(a)	Represents accrued dividends on restricted stock awards earned in 2020 on shares of unvested restricted stock.
	(b)	Includes amount of imputed income for group term life insurance.
(5)	Mr. Griess stepped down as CEO and from the Board effective December 30, 2020, and agreed to serve in a Transition Consultant role through March 31, 2021, at which time he retired from the Company.
(6)	Mr. Johns was promoted to EVP and CFO effective May 17, 2018. Correspondingly, the Board approved a salary increase to $400,000 resulting in a total annualized salary of $378,119.

2020 Grants of Plan-Based Awards

The following table contains information about grants of non-equity and equity incentive plan-based awards by the Company during 2020 to our NEOs. These amounts are not realized income. All dollar values have been rounded to the nearest dollar.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards:	Grant Date
NEO	Grant Date	Target	Maximum	Target (shares)	Maximum (shares)	Number of Shares of Stock or Units (3)	Fair Value of Stock and Option Awards (4)
Bret C. Griess (5)		$1,087,500	$2,175,000
	March 10, 2020			56,426	112,852		$2,341,115
	March 10, 2020					37,618	$1,560,771
	August 26, 2020 (6)					19,592	$851,077
	August 26, 2020 (6)					25,517	$1,108,458
	August 26, 2020 (6)					37,618	$1,634,126
	August 26, 2020 (6)			51,033			$2,216,874
	August 26, 2020 (6)			56,426			$2,451,145

Rolland B. Johns		$318,000	$636,000
	March 10, 2020			13,824	27,648		$573,558
	March 10, 2020					9,216	$382,372

Kenneth M. Kennedy		$436,800	$873,600
	March 10, 2020			17,555	35,110		$728,357
	March 10, 2020					11,703	$485,557
	September 10, 2020 (7)			28,090			$294,667
	September 10, 2020					18,727	$732,788

Brian A. Shepherd		$473,200	$946,400
	March 10, 2020			17,555	35,110		$728,357
	March 10, 2020					11,703	$485,557
	September 10, 2020 (7)			56,180			$589,333
	September 10, 2020					37,453	$1,465,536

(1)

The amounts represent the potential payouts under our 2020 Annual Performance Bonus Program. The actual amounts earned for 2020 are reported in the 2020 Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation." The target award amounts above assume the Company performance percentage achieved is 100% and that the NEOs achieve 100% of their personal performance objectives. For additional information, see Annual Performance Bonus for additional information.

(2)	Represents the performance-based restricted stock awards granted in 2020. See Long-Term Incentive Awards for additional information regarding our performance-based restricted stock awards.
(3)

Represents the time-based restricted stock awards granted in 2020. See Long-Term Incentive Awards for additional information regarding our time-based restricted stock awards. These restricted stock awards vest in four equal annual installments commencing on the first anniversary of the grant date.

(4)

The amounts presented reflect the aggregate fair value of each grant computed in accordance with FASB ASC Topic 718, excluding the impact of estimated forfeitures. Assumptions used to determine these amounts are set forth in Note 13 of our 2020 Form 10-K.

(5)

According to the terms of Mr. Griess’ separation agreement, all of his outstanding unvested equity awards vested on December 30, 2020 in connection with Mr. Griess’ retirement. For more details, see Employment and Separation Agreements—Separation Agreement with Mr. Griess.

(6)

Reflects the modification of the unvested portion of (i) time-based equity awards originally granted in 2018, 2019 and 2020, and (ii) performance-based equity awards originally granted in 2019 and 2020, in each case to allow for the acceleration of vesting of unvested equity awards outstanding at the time of Mr. Griess’ retirement. For additional details, see Employment and Separation Agreements—Separation Agreement with Mr. Griess.

(7)	Vesting of shares is contingent upon meeting predetermined stock price threshold over a four-year performance period. For additional details, see Long-Term Incentive Awards – 2020 One-Time LTI Awards.

Outstanding Equity Awards at fiscal year-end

The following table contains information about all unvested restricted stock awards held as of December 31, 2020, by our NEOs. All dollar values have been rounded to the nearest dollar.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares of Stock or Units That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Bret C. Griess (2)	-	-		$-	-		$-
Rolland B. Johns	February 22, 2017	882	(3)	$39,752
	March 10, 2018	1,362	(3)	$61,385
	June 10, 2018	2,983	(3)	$134,444
	March 10, 2019	6,379	(3)	$287,502
	March 10, 2019				25,516	(6)	$1,150,006
	March 10, 2020	9,216	(3)	$415,365
	March 10, 2020				27,648	(6)	$1,246,095
Kenneth M. Kennedy	February 23, 2017	2,320	(3)	$104,562
	February 22, 2018	6,169	(3)	$278,037
	March 10, 2019	6,744	(3)	$303,952
	March 10, 2019				26,974	(6)	$1,215,718
	March 10, 2020	11,703	(3)	$527,454
	March 10, 2020				35,110	(6)	$1,582,408
	September 10, 2020	18,727	(4)	$844,026
	September 10, 2020				28,090	(7)	$1,266,016
Brian A. Shepherd	February 23, 2017	2,383	(3)	$107,402
	February 22, 2018	6,336	(3)	$285,564
	March 10, 2019	6,927	(3)	$312,200
	March 10, 2019				27,704	(6)	$1,248,619
	March 10, 2020	11,703	(3)	$527,454
	March 10, 2020				35,110	(6)	$1,582,408
	September 10, 2020	37,453	(5)	$1,688,007
	September 10, 2020				56,180	(7)	$2,532,033

(1)	Based on a price of $45.07 per share, which was the closing price of the Company’s common stock on Nasdaq as of December 31, 2020.
(2)

According to the terms of Mr. Griess’ separation agreement, the vesting of all unvested equity awards were accelerated on December 30, 2020 in recognition of his instrumental role in securing, maintaining, and expanding key long-term customer relationships during his tenure.

(3)	Shares of time-based award which vest in substantially four equal annual installments commencing on the first anniversary of the grant date.
(4)	Shares of a time-based award which vest in substantially two equal annual installments commencing on December 31, 2021.
(5)	Shares of a time-based award which vest in substantially three equal annual installments commencing on December 31, 2021.
(6)

Shares of a performance-based award which vest if certain predetermined performance goals are achieved at the end of the applicable two-year performance period. Share amounts reported are based on the achievement of the maximum performance attainment level of 200%. For additional information, see Long-Term Incentive Awards and Grants of Plan-Based Awards.

(7)

Shares of a performance-based award which may vest if and when predetermined stock price thresholds are met over a four-year performance period. For more information, see Long-Term Incentive Awards – 2020 One-time LTI Awards.

2020 Stock Vested

The following table contains information concerning shares of restricted stock that vested for our NEOs during 2020. All dollar values have been rounded to the nearest dollar.

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
Bret C. Griess (3)	311,522	$14,506,178
Rolland B. Johns	16,991	$824,608
Kenneth M. Kennedy	35,215	$1,756,673
Brian A. Shepherd	37,704	$1,877,555

(1)	This column includes both performance- and time-based shares of restricted stock that vested in 2020.
(2)

This column reflects the total dollar value realized by the NEO upon the vesting of restricted stock in 2020. This amount was determined by multiplying the number of shares of stock or units by the closing market price of the Company’s common stock on Nasdaq on the respective vesting dates.

(3)

According to the terms of his separation agreement, the vesting of all unvested equity awards was accelerated on December 30, 2020. For additional details, see 2020 Summary Compensation Table and Employment and Separation Agreement – Separation Agreement with Mr. Griess.

2020 Non-Qualified Deferred Compensation

The following table contains information about contributions, earnings, withdrawals, and account balances for our NEOs under the Company’s non-qualified Wealth Accumulation Plan. All amounts have been rounded to the nearest dollar.

The Wealth Accumulation Plan is an elective, unfunded deferred compensation plan intended to build net worth through the deferral of cash compensation on a before-tax basis. Participation in the Wealth Accumulation Plan is limited to vice presidents and above, including the NEOs. Each participant must have elected by December of the preceding year to defer: (1) up to 25% of the participant’s base salary and/or (2) up to 100% of the participant’s cash bonus. All eligible employees may elect to defer up to $700,000 in the aggregate for any one year. We make a matching contribution equal to 25% of the deferral, up to a maximum of $6,250 per participant for any one plan year. The aggregate amount each NEO elected to defer and the amount that the Company contributed to the Wealth Accumulation Plan is shown in the Non-Qualified Deferred Compensation Table below.

Payment elections for the deferral year must be made by December of the preceding year. Participants can elect to receive payment either as an in-service distribution or upon termination of employment.

Payment can be made as a lump sum or in monthly installments for up to 180 months, depending on whether the participant elected to receive payment as an in-service distribution or upon termination of employment, and the payment options offered at the time of the participant’s deferral election. Generally, Wealth Accumulation Plan deferral account benefit payments will not begin earlier than the elected commencement date. In the event of a participant’s death, the participant’s deferred compensation benefit will be paid to the participant’s beneficiaries or estate in a lump sum. Participants may request an early withdrawal in the event of an unforeseen emergency, which request is subject to approval. For all participants, distributions triggered by termination of employment are automatically delayed six months. The Company has the right to terminate the Wealth Accumulation Plan and distribute all vested amounts credited to participant accounts upon a change of control.

Participants are fully vested immediately in their own salary deferrals and vest 100% in Company matching contributions after three years of service. All NEOs who participated in the plan are fully vested in their Wealth Accumulation Plan account balances.

Name	Aggregate Balance at December 31, 2019	Executive Contributions in 2020 (1)	Registrant Contributions in 2020 (2)	Aggregate Earnings in 2020	Aggregate Withdrawals/ Distributions in 2020	Aggregate Balance at December 31, 2020 (3)
Bret C. Griess	$2,376,895	$187,621	$6,250	$279,545	$-	$2,850,311
Rolland B. Johns	$-	$29,667	$6,250	$6,742	$-	$42,659
Kenneth M. Kennedy	$1,188,894	$26,200	$6,250	$284,716	$-	$1,506,060
Brian A. Shepherd	$145,135	$33,147	$563	$(976)	$-	$177,869

(1)	These amounts are also included in the "Salary" or "Non-Equity Incentive Plan Compensation" columns in the 2020 Summary Compensation Table.
(2)	These amounts were reported as "All Other Compensation" in the 2020 Summary Compensation Table and as "Company non-qualified deferred compensation contributions."
(3)

The aggregate balance includes the following executive and Company contribution amounts reported in the summary compensation tables in prior year proxy statements beginning with the 2007 proxy statement:  Mr. Griess - $839,027, Mr. Kennedy - $142,983, and Mr. Shepherd - $129,427.

Employment and Separation Agreements

Employment Agreements with Mr. Griess, Mr. Johns, Mr. Kennedy, and Mr. Shepherd

General Terms

We entered into employment agreements with each of Mr. Griess, Mr. Johns, Mr. Kennedy, and Mr. Shepherd, which are all substantially similar, except as noted below.

Each agreement continues in effect until the NEO’s termination of employment. Each agreement provides for a base salary at an annual rate not less than the rate for the preceding calendar year. In addition, the employment agreements set the NEO’s annual incentive bonus opportunity at not less than: 150% of base salary for Mr. Griess, 100% of base salary for Mr. Kennedy and Mr. Shepherd, and 75% of base salary for Mr. Johns. The employment agreements include reimbursement of business expenses, vacations and holidays, and other customary benefits. In addition, the employment agreements contain customary confidentiality provisions, non-solicitation, and non-competition provisions for one year following the termination of employment.

Termination and Change of Control Provisions

Each employment agreement contains certain benefits upon the NEO’s termination of employment or Change of Control of the Company, as outlined below.

If the NEO’s employment is terminated due to death or disability, the executive (or the executive’s estate) would receive: (1) accrued and unpaid base salary and earned and unused vacation pay through the employment termination date in a lump sum payment (the “accrued benefits”); (2) any other amounts or benefits earned, accrued, or owed but not paid as of the employment termination date; (3) a pro rata portion of the executive’s annual incentive bonus for the year in which employment terminates, payable at the same time as payments to continuing NEOs; and (4) in the event of disability, continued participation at the Company’s expense in group medical, dental, life, and long-term disability benefits (“group insurance benefits”) until age 65, unless restricted or prohibited.

If the NEO’s employment is terminated for Cause, the executive would receive only accrued benefits and any other amounts or benefits earned, accrued, or owed but not paid through the employment termination date.

If the NEO voluntarily resigns, the executive would receive only accrued benefits through the employment termination date and any other amounts or benefits earned, accrued, or owed but not paid as of the employment termination date. If the NEO’s voluntary resignation were effective on December 31 of a particular year, the executive’s annual incentive bonus for that year would be paid in accordance with the regular payment schedule. If prior to the occurrence of a Change of Control, the Company terminates the NEO’s employment for any reason other than Cause, or death or disability, or the executive terminates employment on account of Constructive Termination, then the executive would receive: (1) accrued benefits; (2) any other amounts or benefits earned, accrued, or owed but not paid through the employment termination date; and (3) if the executive executes a release of all claims and the revocation period expires within 45 days, and the executive continues to comply with fiduciary obligations, the restrictive covenants, and any other material ongoing obligations: (a) an amount equal to 100% of the average W-2 wages for the three prior calendar years payable in accordance with the Company’s normal payroll practices (applicable to Mr. Shepherd once he has been in the CEO position for at least three years; until then, if he remains in the CEO position for less than three years or less than two years then the sum of base salary, target bonus, and the vesting of any LTI awards granted in the last two years or last year, respectively); and (b) continued participation at the Company’s expense in the group insurance benefits up to one year, unless restricted or prohibited.

If within 18 months after the occurrence of a Change of Control, the Company (or any permitted assignee) terminates the NEO’s employment for any reason other than Cause, or death or disability, or the executive terminates employment on account of a Constructive Termination, then the executive would receive: (1) accrued benefits; (2) any other amounts or benefits earned, accrued, or owed but not paid through the employment termination date; (3) automatic vesting (subject to limitations) of all unvested restricted stock awards that are in effect on the termination date and which provide for automatic vesting upon involuntary termination without Cause after a Change of Control; and (4) if the executive executes a release of all claims and the revocation period expires within 45 days, and continues to comply with fiduciary obligations, the restrictive covenants, and any other material ongoing obligations: (a) an amount equal to three (3) times the sum of the executive’s base salary for the calendar year in which the termination occurs plus the performance-based cash bonus which the executive would receive for the calendar year in which the termination occurs if the Company attained 100% of its performance goals for such calendar year, reduced as necessary so that the actual amount, if any, payable plus the applicable amounts of any other relevant payments or benefits is $1.00 less than the amount which would result in the imposition of a tax under Section 4999 of the Code, on "excess parachute payments" (as defined in Section 280G of the Code); and (b) continued participation at the Company’s expense in the group insurance benefits up to two years, unless restricted or prohibited.

Clawback

A “clawback” provision has been included in each of the employment agreements. In certain cases, the Company is authorized to reduce or cancel, or require the recovery of all or a portion of the NEO’s annual performance bonus or LTI compensation award if the Board determines that the NEO has engaged in intentional misconduct that has led to a material misstatement of our financial statements.

Definitions

Cause. Under the employment agreements, the Board may terminate the NEO’s employment for Cause. Cause generally includes: (1) the NEO’s confession or conviction of theft, fraud, embezzlement, or other crime involving dishonesty; (2) the NEO’s certification of materially inaccurate financial or other information pertaining to the Company or any of its subsidiaries with actual knowledge of such inaccuracies; (3) the NEO’s refusal or willful failure to cooperate with an investigation by a governmental agency pertaining to the financial or other business affairs of the Company or any of its subsidiaries unless such refusal or willful failure is based upon a written direction of the Board or the written advice of counsel; (4) the NEO’s excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without a reasonable justification and failure on the part of the NEO to cure such absenteeism within 20 days after he receives a written notice from the Board setting forth the particulars of such absenteeism; (5) material violation by the NEO of nondisclosure obligations under the employment agreement; (6) habitual and material negligence by the NEO in the performance of duties and responsibilities under the employment agreement and failure on the part of the NEO to cure such negligence within 20 days after he receives a written notice from the Board setting forth in reasonable detail the particulars of such negligence; (7) material non-compliance by the NEO with performance obligations under the employment agreement and failure to correct such non-compliance within 20 days after receipt of a written notice from the Board setting forth in reasonable detail the particulars of such non-compliance; (8) material failure by the NEO to comply with a lawful directive of the Board and failure to cure such non-compliance within 20 days after receipt of a written notice from the Board setting forth in reasonable detail the particulars of such non-compliance; (9) a material breach by the NEO of any of fiduciary duties to the Company or its subsidiaries and, if such breach is curable, the NEO’s failure to cure such breach within 10 days after he receives a written notice from the Board setting forth in reasonable detail the particulars of such breach; or (10) willful misconduct or fraud on the part of the NEO in the performance of the NEO’s duties under the employment agreement as determined in good faith by the Board.

In no event will the results of operations of the Company or any business judgment made in good faith by the NEO constitute an independent basis for termination for Cause of the NEO’s employment under the employment agreement. Any termination of the NEO’s employment for Cause must be authorized by a majority vote of the Board taken within six months after a majority of the members of the Board (other than the NEO) have actual knowledge of the occurrence of the event or conduct constituting the Cause for such termination.

Change of Control. For purposes of the employment agreements and the unvested restricted stock awards, a “Change of Control” of the Company generally includes: (1) the merger or consolidation of the Company into another corporation; (2) the acquisition of 30% or more of the outstanding voting capital stock of the Company by any person, entity, or group of persons; (3) a “going private” transaction involving the Company; (4) the sale or other disposition of all or substantially all of the Company’s property and assets; (5) the disposition to a third party of a major portion or portions of the Company’s business (measured either by the consideration received as a percentage of the market value of the common stock or by the revenues of the Company represented by the business being sold); or (6) a change in a majority of the members of the Board without approval of 75% of the incumbent directors. The foregoing is merely a summary of the more detailed definition of “Change of Control” that appears in the applicable employment agreements.

Constructive Termination. For purposes of the employment agreements, a “Constructive Termination” generally means any action by the Board or CEO or a permitted assignee, without the NEO’s prior consent, that materially and adversely alters the authority, duties, or responsibilities of the NEO. The NEO must provide written notice to the Board or the permitted assignee of the existence of the condition giving rise to the Constructive Termination within 90 days following the date the NEO first becomes aware of the existence of the condition and the Board or permitted assignee must fail to materially cure the condition within 30 days following the notice.

Separation Agreement with Mr. Griess

We entered into a separation agreement with Mr. Griess on August 26, 2020 (as amended, the “Agreement”). Under the terms of the Agreement, Mr. Griess remained with the Company in his position of President and CEO until December 30, 2020. From December 31, 2020, through March 31, 2021, Mr. Griess agreed to continue his employment as a non-executive employee of the Company to assist with the leadership transition and was entitled to 50% of his then base salary and continuation of certain other benefits. For any year after 2020, he shall not be entitled to earn any annual performance bonus or any grants of long-term incentive compensation.

The Agreement specified Mr. Griess would be entitled to compensation and benefits provided under his employment agreement for a termination without Cause prior to a Change of Control. Further, in accordance with the terms of the Agreement and modified restricted stock awards agreements, vesting of Mr. Griess’ outstanding restricted stock awards was accelerated on December 30, 2020. The Agreement requires Mr. Griess continue to be subject to certain nondisclosure, non-solicitation, noncompetition, and non-disparagement restrictive covenants in accordance with the terms of his employment agreement.

Mr. Griess Termination-Related Payments	Total
Cash Amount (1)	$7,162,032
Benefits (2)	30,050
Accelerated vesting of restricted stock awards (3)	8,839,659
Total	$16,031,741

(1)	Cash amount represents severance payments as described in Mr. Griess' Agreement.
(2)	Amount includes premiums for 13 months of group medical, dental, vision, long-term disability and life insurance coverage.
(3)

Represents the intrinsic value of an aggregate of 197,711 shares from unvested performance- and time-based awards that were accelerated on December 30, 2020, in connection with Mr. Griess’ last day as CEO in recognition of his instrumental role in securing, maintaining, and expanding key long-term customer relationships during his tenure; 86,264 of these shares with an intrinsic value of $3,856,863 were originally scheduled to vest during the interim period between Mr. Griess’ last day as CEO and his employment termination date. On December 30, 2020, the closing share price of our common stock as reported on the Nasdaq was $44.71 per share.

Potential Payments Upon Termination of Employment

The following describes the additional amount of compensation that would be paid to each of our NEOs in the event of a termination of the NEO’s employment under various scenarios. The amounts shown assume that such termination was effective as of December 31, 2020, and include estimates of the amounts that would be paid to each NEO upon such termination. The closing price of our common stock as of December 31, 2020 (the last trading day of our 2020 fiscal year), $45.07 per share, is used in determining the potential value of accelerated vesting of restricted stock awards. The actual amounts to be paid can only be determined at the time of such NEO’s separation from us. The amounts earned by, or paid or expected to be paid to, Mr. Griess in connection with his stepping down from the position of CEO are set forth in the Employment and Separation Agreements – Separation Agreement with Mr. Griess.

Termination for Death, Disability or Voluntary Resignation

Assuming termination of employment on December 31, 2020, on account of the death of Mr. Johns, Mr. Kennedy or Mr. Shepherd, or by reason of the NEO’s disability, or voluntary resignation, the NEO would receive accrued benefits, any other amounts or benefits earned, accrued, or owed but not paid as of the employment termination date, and his incentive bonus for 2020. In addition, if the NEO’s employment is terminated by reason of disability, the NEO would receive continued coverage under the group insurance benefits until the first to occur of the cessation of such disability or the attainment of age 65. The monthly premiums at December 31, 2020, for the group insurance benefits were approximately $2,157 for Mr. Johns (age 51), $2,040 for Mr. Kennedy (age 51) and $1,924 for Mr. Shepherd (age 53). In February 2019, the Compensation Committee amended the terms of all outstanding equity awards such that all unvested time-based equity awards will vest in full upon the holder’s death. The values of the unvested time-based awards for each of our NEOs as of December 31, 2020, were $938,448 for Mr. Johns, $2,058,032 for Mr. Kennedy, and $2,920,626 for Mr. Shepherd. For more information, see Outstanding Equity Awards as of December 31, 2020.

Termination for Cause

Assuming termination of employment on December 31, 2020, by the Company for Cause for Mr. Johns, Mr. Kennedy or Mr. Shepherd, the NEO would receive accrued benefits through the termination date and any other amounts or benefits earned, accrued, or owed to but not paid as of the employment termination date.

Termination Without Cause Prior to a Change of Control

Assuming termination of employment on December 31, 2020, by the Company without Cause (or a Constructive Termination by the NEO) prior to a Change of Control, the NEO would receive accrued benefits through the termination date, and any other amounts or benefits earned, accrued, or owed but not paid as of the employment termination date. Subject to an irrevocable release, each executive would also receive an amount equal to 100% of the average W-2 wages for the three prior calendar years and continued coverage under the group insurance benefits as shown in the following table.

Termination Without Cause Prior to a Change of Control

Payment or Benefit	Rolland B. Johns	Kenneth M. Kennedy	Brian A. Shepherd
Cash Amount (1)	$880,984	$1,358,389	$1,279,810
Group medical, dental, life, and long-term disability benefits (2)	25,881	24,482	23,088
Totals	$906,865	$1,382,871	$1,302,898

(1)

Amount payable in substantially equal installments in accordance with the Company's normal payroll practices for the 12 months following the termination date; provided, that such payments shall commence on the first regularly scheduled payroll date that is at least 60 days following the termination date.

(2)

Amount represents premiums for 12 months, based upon monthly premiums being paid as of December 31, 2020. Benefits will cease if the NEO receives substantially equivalent benefits from another employer.

Termination Without Cause After a Change of Control

Assuming termination of employment on December 31, 2020, by the Company, without Cause (including a Constructive Termination) after a Change of Control, the NEO would receive accrued benefits; any other amounts or benefits earned, accrued, or owed but not paid as of the employment termination date; and vesting of all unvested shares of restricted stock held on December 31, 2020, subject to limitations. Subject to an irrevocable release, each executive would also receive: (a) an amount equal to three (3) times the sum of base salary plus the performance-based cash bonus which each would receive if the Company attained 100% of its performance goals (not exceeding excise tax thresholds limits under Section 280G of the Code); and (b) continued coverage under the group insurance benefits for two years as shown in the following table.

Termination Without Cause After a Change of Control

Payment or Benefit	Rolland B. Johns	Kenneth M. Kennedy	Brian A. Shepherd
Cash Amount (1)	$1,017,612	$562,666	$-
Group medical, dental, life, and long-term disability benefits (2)	51,762	48,964	46,176
Acceleration of vesting of restricted stock awards (3)	2,136,498	4,723,111	6,868,172
Totals	$3,205,872	$5,334,741	$6,914,348

(1)	Amount would be paid in a lump sum within 30 days after the termination of employment without regard to other employment.
(2)

Amount represents premiums for 24 months, based upon monthly premiums being paid as of December 31, 2020. Benefits will cease if the NEO receives substantially equivalent benefits from another employer.

(3)

Amount represents the maximum number of shares of unvested restricted stock that would vest upon the termination of employment after a Change of Control, multiplied by the closing market price of the common stock on December 31, 2020, the last trading day of the year, of $45.07 per share. Amount may be reduced under Sections 280G and 4999 of the Code.

CEO PAY RATIO

Pursuant to Item 402(u) of SEC Regulation S-K, we are required to annually disclose the ratio of the annual total compensation of our CEO to that of our median employee.

We believe the pay ratio disclosed herein is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K. Because there has been a substantial increase in our India-based employee population, we recalculated the median employee for 2020. To identify the median employee in 2020 and to determine the annual total compensation of our median employee and our CEO, we took the following steps:

▪	We selected December 31, 2020 as the date on which we would identify our median employee because it enabled us to make such identification in an efficient and reasonable manner;
▪

We identified our median employee, after accumulating annual base pay, bonus earned, and equity granted (“Annual Compensation”) for our entire global employee workforce, excluding our CEO, based on the local currency of the countries in which they were employed for the fiscal year that ended on December 31, 2020;

▪	Each employee’s Annual Compensation was then converted to U.S. Dollars using average foreign currency rates prevailing during the year, and arrayed high to low to identify our median employee; and
▪

Once the median employee was identified using Annual Compensation, we used the same annual compensation elements required for inclusion in our 2020 Summary Compensation Table for our NEOs and calculated the annual total compensation for our median employee to be $65,528 for the year ended December 31, 2020.

Our CEO’s annual total compensation for 2020 was $14,037,609, as reported in the Executive Compensation Tables - 2020 Summary Compensation Table, and was approximately 214 times the annual total compensation of the median employee.

Excluding the aggregate incremental grant date fair value of $8,261,680 resulting from the modification of Mr. Griess’ equity awards in 2020, the ratio would have been 88 times the annual total compensation of the median employee.

For more details, see the 2020 Summary Compensation Table, 2020 Grants of Plan-Based Awards Table and Employment and Separation Agreements – Separation Agreement with Mr. Griess sections.

The

PROPOSAL 2 – ADVISORY VOTE TO APPROVE the COMPENSATION of our named executive officers

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our NEOs as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our NEOs on an annual basis. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement.

As described in Compensation Discussion and Analysis, our executive compensation program is designed to attract and retain qualified executives, recognize and reward individual performance, and align executive pay with stockholder return over both the short and long term. Under this program, our NEOs are rewarded for the achievement of specific annual and long-term strategic, financial, and operational goals, and increases in stockholder value. For additional information about our executive compensation program, please read Compensation Discussion and Analysis.

Accordingly, we are asking our stockholders to vote “FOR” the following resolution at our Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of SEC Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board. The Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when considering future decisions on the compensation of our NEOs.

The Board Recommends a Vote FOR the Approval of the Advisory Vote on the Compensation of Our NEOs.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021

KPMG LLP has served as our independent registered public accounting firm since 2002 and has been appointed by the Audit Committee to serve in such capacity for 2021. The Company expects that representatives of KPMG LLP will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and such representatives will be available to respond to appropriate questions.

The following table sets forth: (1) as “Audit Fees,” the aggregate fees billed by KPMG LLP for 2020 and 2019 for professional services rendered for audits of our annual consolidated financial statements and reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q as well as for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for such periods, such as the attestation on the effectiveness of the Company’s internal control over financial reporting; (2) as “Audit-Related Fees,” the aggregate fees billed by KPMG LLP in 2020 and 2019 for assurance and related services that are reasonably related to the performance of the audits or reviews of the Company’s financial statements which are not reported under “Audit Fees;” and (3) as “Tax Fees,” the aggregate fees billed by KPMG LLP in 2020 and 2019 for federal, state, and foreign tax compliance, tax advice, and tax planning services:

	2020	2019
Audit Fees	$1,882,416	$1,742,940
Audit-Related Fees	635,993	617,810
Tax Fees	78,259	81,190
Total Fees	$2,596,668	$2,441,940

Other than as reported above, no other fees were billed by KPMG LLP for 2020 or 2019. All of the services listed above were pre-approved by the Audit Committee under the procedures described below.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee charter requires the Audit Committee to approve, in advance of the performance of the services, all audit and permissible non-audit related services to be provided to the Company by the Company’s independent registered public accounting firm. The Audit Committee has delegated to its Chair the authority to perform the Audit Committee’s responsibilities with respect to such approvals. The Audit Committee Chair is required to report to the Audit Committee at its next meeting on the manner in which such delegated performance was carried out by him. Each year since 2002, the engagement of KPMG LLP to provide services to the Company has been approved in advance either by the Audit Committee or by its Chair pursuant to the delegated authority referred to above.

The Audit Committee annually evaluates the performance of its independent registered public accounting firm and determines whether to engage the current independent auditors or consider other independent audit firms.

Factors considered by the Audit Committee in deciding whether to retain the current independent auditors include:

▪	quality of service and sufficiency of resources;
▪	communication and interaction; and
▪	independence, objectivity, and professional skepticism.

Based on this evaluation, the Audit Committee and the Board believe that retaining KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021, is in the best interests of our Company and its stockholders.

Although the Company’s Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm, the Board is requesting the Company’s stockholders to ratify the Audit Committee’s appointment of KPMG LLP to serve in such capacity for 2021 so that the Company will have the benefit of its stockholders’ views on such appointment. If the stockholders do not ratify such appointment, the Audit Committee nevertheless may determine that it is in the best interests of the Company and its stockholders to keep such appointment in effect for 2021. Whether or not the appointment of KPMG LLP is ratified by the stockholders, the Audit Committee at any time during the year may appoint a different independent registered public accounting firm for 2021 if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board Recommends That Stockholders Vote FOR Ratification of the Appointment of KPMG LLP

As Our Independent Registered Public Accounting Firm for Fiscal 2021.

REPORT OF THE AUDIT COMMITTEE

The primary purposes of the Audit Committee, as set forth in its charter, are to oversee the accounting and financial reporting processes of the Company and the audits of the consolidated financial statements of the Company and to provide oversight of our risk and compliance management programs.

We have implemented procedures to assist the Audit Committee with its responsibilities under its charter. During 2020 and thereafter through the completion of the audit of the Company’s consolidated financial statements for such year, those procedures included regular meetings with management of the Company and with appropriate representatives of the Company’s independent registered public accounting firm.

We reviewed and discussed both with management of the Company and with the Company’s independent registered public accounting firm, KPMG LLP, the Company’s audited consolidated financial statements for the year ended December 31, 2020.

We also discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC.

We received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP its independence.

Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this report, we recommended to the Board that the audited consolidated financial statements of the Company as of and for the year ended December 31, 2020, be included in the Company’s Annual Report on Form 10-K for such year for filing with the SEC.

Audit Committee of the Board of Directors:

David G. Barnes, Chair

Ronald H. Cooper

Janice I. Obuchowski

Donald B. Reed

Silvio Tavares

Tse Li “Lily” Yang

RELATED PARTY TRANSACTIONS

Our Audit Committee charter requires the Audit Committee to review and approve all related party transactions. For purposes of the charter, the term “related party transactions” includes all transactions required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

There were no related party transactions during 2020 and there are not any currently proposed transactions, in which the Company was or is a participant with any related person, which would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2022 proxy statement pursuant to SEC rules must submit the proposal so that it is received by us no later than December 7, 2021, unless the date of our 2022 annual meeting of stockholders is more than 30 days before or after May 20, 2022, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to the Secretary, CSG Systems International, Inc., 6175 S. Willow Drive, Greenwood Village, CO 80111.

In addition, for stockholder proposals and stockholder nominations submitted outside of the SEC proposal rules, our bylaws require that advance written notice in proper form for matters to be brought before an annual stockholders meeting be received by the Secretary of the Company not less than 120 days before the first anniversary date of our proxy statement being released to stockholders in connection with the previous year’s annual meeting of stockholders. Accordingly, notice of stockholder proposals for the 2022 annual meeting must be received by us no later than December 7, 2021. If the date of our 2022 annual meeting is changed by more than 30 days from May 20, 2022, proper notice of stockholder proposals and nominations must be received as provided for in our bylaws.

Our bylaws also provide that stockholder nominations of persons for election to the Board are subject to certain informational requirements. Copies of our bylaws are available to stockholders upon request made to our Secretary at the above address.

HOUSEHOLDING

We have adopted a procedure called “householding.” This practice allows us to deliver only one copy of proxy-related materials, annual reports, and information statements to stockholders who share the same address and last name and who do not participate in e-mail delivery of these materials, unless one or more stockholders notifies us that he or she would like to receive an individual copy. If you share an address with another stockholder and receive only one set of proxy-related materials and would like to request a separate copy for this year’s Annual Meeting or for future meetings or stockholder communications, please send your written request to CSG Systems International, Inc., 6175 S. Willow Drive, Greenwood Village, CO 80111, Attn: Investor Relations Department, or via email at john.rea@csgi.com or call us at (303) 200-2000. Upon written or verbal request, we will promptly deliver a separate copy to you. Similarly, you may also contact us through either of these methods if you receive multiple copies of proxy-related materials and other stockholder communications and would prefer to receive a single copy in the future.

ANNUAL REPORT ON FORM 10-K AND OTHER SEC FILINGS

 A copy of our 2020 Annual Report on Form 10-K is included in the proxy materials and is also available on our website on the Investor Relations page (located at https://ir.csgi.com/investors/financials/sec-filings). If you request, we will provide you with a separate copy of our 2020 Annual Report on Form 10-K for the year ended December 31, 2020, without charge. You should send your written requests to our Investor Relations department at the address on page 54 of this proxy statement or contact the Investor Relations department at (303) 200-2000 or via email at john.rea@csgi.com. The 2020 Annual Report on Form 10-K does not constitute, and should not be considered, a part of this proxy statement.

OTHER MATTERS

As of the date of this proxy statement, we are not aware of any matter that may come before the Annual Meeting other than the matters discussed in this proxy statement; however, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy or their substitutes will have discretionary authority to vote on such matter in accordance with their judgment.

By Order of the Board of Directors

Gregory L. Cannon

Secretary

April 6, 2021

ALL STOCKHOLDERS AS OF THE RECORD DATE ARE WELCOME TO ATTEND THE ANNUAL MEETING; HOWEVER, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE IS REQUIRED IF THE ACCOMPANYING ENVELOPE IS MAILED IN THE UNITED STATES.

YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY AND NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

IF YOU ATTEND THE ANNUAL MEETING AND ARE A STOCKHOLDER OF RECORD, YOU MAY VOTE ONLINE AT THE ANNUAL MEETING. IF YOU WISH TO ATTEND AND VOTE AT THE ANNUAL MEETING AND YOUR SHARES ARE HELD IN “STREET NAME,” YOU WILL NEED TO OBTAIN A PROXY FROM THE INSTITUTION THAT HOLDS YOUR SHARES AND SHOULD ADVISE SUCH INSTITUTION NOT TO VOTE YOUR SHARES. A PROXY WHICH YOU GIVE WILL NOT BE USED IF YOU ATTEND THE ANNUAL MEETING AND SO REQUEST.

CSG SYSTEMS INTERNATIONAL, INC. 6175 S. WILLOW DRIVE GREENWOOD VILLAGE, CO 80111 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CSGS2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D06681-P33304 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CSG SYSTEMS INTERNATIONAL, INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: For Against Abstain 1a. David G. Barnes 1b. Marwan H. Fawaz 1c. Dr. Rajan Naik 1d. Haiyan Song The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To approve, on an advisory basis, the compensation of our named executive officers. 3. To approve an amendment and restatement of our Amended and Restated 2005 Stock Incentive Plan. 4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2020 NOTE: Any other business that properly comes before the meeting or any adjournment or postponement of the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Dat

e

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. D06682-P33304 CSG SYSTEMS INTERNATIONAL, INC. 2020 Annual Meeting of Stockholders May 21, 2020 8:00 AM CDT This proxy is solicited by the Board of Directors The undersigned hereby constitutes and appoints Bret C. Griess and Gregory L. Cannon, and each or either of them, as attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of stock of CSG Systems International, Inc. (the "Company") standing in the name of the undersigned at the 2020 Annual Meeting of Stockholders of the Company to be held via live webcast at www.virtualshareholdermeeting.com/CSGS2020, at 8:00 a.m. (Central Daylight Time) on May 21, 2020, and at any adjournments or postponements of the meeting, on the matters set forth on the reverse side hereof and in their discretion on any other matters that properly may come before such meeting or any adjournments thereof. THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. The undersigned hereby ratifies and confirms that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of the 2020 Annual Meeting of Stockholders of the Company to be held on May 21, 2020, the Proxy Statement of the Company for such Annual Meeting, and the 2019 Annual Report on Form 10-K of the Company. Continued and to be signed on reverse side